SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ELECTRONIC DATA SYSTEMS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ELECTRONIC DATA SYSTEMS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 18, 2006

The Annual Meeting of Shareholders of Electronic Data Systems Corporation (“EDS”) will be held on Tuesday, April 18, 2006, at 1:00 p.m. local time, at the offices of EDS, 5400 Legacy Drive, Plano, Texas 75024. The purpose of the meeting is to:

•	elect the Board of Directors for the next year;

•	ratify the appointment of KPMG LLP as independent auditors;

•	consider and vote upon two shareholder proposals, if presented at the meeting; and

•	act upon such other matters as may properly be presented at the meeting.

Only EDS shareholders of record at the close of business on February 24, 2006, will be entitled to vote at the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please complete and return the enclosed proxy card in the accompanying envelope or vote through the telephone or Internet voting procedures described on the proxy card. Your completed proxy, or your telephone or Internet vote, will not prevent you from attending the meeting and voting in person should you so choose.

Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card or, if you vote by telephone or Internet, indicating your plans when prompted. If you are a shareholder of record, please bring the top portion of the proxy card to the meeting as your admission ticket. If your shares are held in street name (by a bank or broker, for example), you may bring a recent account statement to the meeting in lieu of the admission ticket.

By order of the Board of Directors,

Storrow M. Gordon
Secretary

March 10, 2006

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 18, 2006

The Board of Directors of EDS is soliciting proxies to be used at the 2006 Annual Meeting of Shareholders (the “Meeting”). Distribution of this Proxy Statement and a proxy form is scheduled to begin on March 21, 2006. The mailing address of EDS’ principal executive offices is 5400 Legacy Drive, Plano, Texas 75024.

About the Meeting

Who Can Vote

Record holders of EDS Common Stock at the close of business on February 24, 2006, may vote at the Meeting. On that date, 529,795,449 shares of Common Stock were outstanding. Each share is entitled to cast one vote.

How You Can Vote

If you return your signed proxy, or vote by telephone or the Internet, before the Meeting, we will vote your shares as you direct. You can specify whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you approve, disapprove or abstain from each of the other proposals. Proposals 1 and 2 will be presented at the Meeting by management. Proposals 3 and 4 may be presented by shareholders.

If a proxy is executed and returned but no instructions are given, the shares will be voted according to the recommendations of the Board of Directors. The Board of Directors recommends a vote FOR Proposals 1 and 2 and AGAINST Proposals 3 and 4.

If you participate in the EDS Stock Purchase Plan, the Common Stock fund under the EDS 401(k) Plan, the 2003 EDS Incentive Plan or a dividend reinvestment program, you may receive one proxy card for all shares registered in the same name. If your accounts are not registered in the same name, you will receive a separate proxy card for your individual plan shares. Generally, shares in these plans cannot be voted unless the proxy card is signed and returned, although shares held in the 401(k) Plan may be voted in the discretion of the plan trustee.

Revocation of Proxies

You can revoke your proxy at any time before it is exercised by: (1) delivering a written notice of revocation to the Corporate Secretary; (2) delivering another proxy that is dated later than the original proxy; or (3) attending the Meeting and voting by ballot.

Vote Required

The holders of a majority of the shares entitled to vote who are either present in person or represented by proxy at the Meeting will constitute a quorum for the transaction of business at the Meeting.

A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected to that slot. A proxy that has properly withheld authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Under an amendment to our Corporate Governance Guidelines approved by the Board in February 2006, a director nominee who receives a greater number of “withheld” votes than votes “for” his or her election must promptly tender his or her resignation to the Board. We refer you to a discussion of this policy under the heading “Director Resignation Policy” below.

For each other proposal, the affirmative vote of the holders of a majority of the Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval. An abstention with respect to such proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a vote against such proposal.

If your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors and on Proposal 2 even if it does not receive voting instructions from you. However, your broker may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. When a broker votes a client’s shares on some but not all proposals at the Meeting, the missing votes are referred to as “broker non-votes.” Those shares will be included in determining the presence of a quorum at the Meeting but would not be considered “present” for purposes of voting on a non-discretionary proposal. EDS understands that pursuant to New York Stock Exchange (“NYSE”) rules, Proposals 3 and 4 are non-discretionary proposals for which your broker may not exercise voting discretion.

Other Matters to be Acted Upon at the Meeting

We do not know of any other matters to be validly presented or acted upon at the Meeting. Under our Bylaws, no business besides that stated in the meeting notice may be transacted at any meeting of shareholders. If any other matter is presented at the Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Expenses of Solicitation

EDS is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur. Our officers and employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or e-mail. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners of Common Stock.

Shareholders with Multiple Accounts

Shareholders who previously have elected not to receive an annual report for a specific account may request EDS to promptly mail its 2005 Annual Report to that account by writing EDS Investor Relations, 5400 Legacy Drive, Mail Stop H1-2D-05, Plano, Texas 75024, or by calling (888) 610-1122 or (972) 605-6661.

Multiple Shareholders Sharing the Same Address

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding,” which reduces our printing costs and postage fees. Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notify us that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.

If a shareholder of record residing at such an address wishes to receive a separate document in the future, he or she may contact our transfer agent at 1-800-937-5449 or write to American Stock Transfer & Trust Company, 59 Maiden Lane - Plaza Level, New York, NY 10038. Shareholders of record receiving multiple copies of our annual report and proxy statement may request householding by contacting us in the same manner. If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.

Corporate Governance and Board Matters

Board of Directors

The Board of Directors is elected by and accountable to the shareholders and is responsible for the strategic direction, oversight and control of EDS. Regular meetings of the Board are generally held five or six times per year and special meetings are scheduled when necessary. The Board held seven meetings in 2005. All directors continuing in office following the Meeting attended at least 85% of the meetings of the Board and the Board committees of which they were members during 2005.

Corporate Governance Guidelines

The EDS Corporate Governance Guidelines have been adopted by the Board of Directors to assist it in the performance of its duties and the exercise of its responsibilities and in accordance with the listing requirements of the NYSE. The Guidelines reflect the Board’s current views with respect to corporate governance issues and are periodically reviewed and updated. The Guidelines cover the following principal subjects:

•	Expectations of individual directors, including understanding EDS’ businesses and markets, review and understanding of materials provided to the Board, objective and constructive participation in meetings and strategic decision-making processes, regular attendance at Board and Board committee meetings, and attendance at annual shareholder meetings.

•	Board selection and composition, including Board size, independence of directors, process for determination of director independence, number of independent directors, nomination and selection of directors, service on other boards, director retirement, separation of the Chairman and Chief Executive Officer positions, director orientation and a mandatory continuing director education program.

•	Board operations, including number of meetings, requirement for executive sessions of non-management directors, the duties of the Presiding Director, Board access to management, annual Chief Executive Officer evaluation, annual Board and Committee evaluation, management development and succession planning, retention of independent advisors and operation and composition of Board committees.

•	Other matters, including director compensation and stock ownership, prohibition on consulting agreements with directors, restrictions on charitable contributions to director-affiliated organizations, procedures for avoidance or minimization of conflicts of interest, director resignation policies and the Board’s policy regarding shareholder rights plans described below.

The Guidelines are posted on our website at www.EDS.com/investor/governance/guidelines.aspx. Shareholders may also request a copy of the Guidelines by writing EDS Investor Relations, 5400 Legacy Drive, Mail Stop H1-2D-05, Plano, Texas 75024, or by calling (888) 610-1122 or (972) 605-6661.

Rights Plan Policy

The Board of Directors redeemed EDS’ shareholder rights plan, sometimes referred to as a “poison pill,” in February 2005. The Board also adopted a policy to obtain shareholder approval prior to adopting any rights plan in the future unless the Board in the exercise of its fiduciary duties determines that, under the circumstances then existing, it would be in the best interest of EDS and its shareholders to adopt a rights plan without prior shareholder approval. The Board’s policy further provides that if a rights plan is adopted by the Board without prior shareholder approval, the plan must provide that it shall expire within one year of adoption unless ratified by shareholders. This policy was supplemented in 2006 to provide that any determination by the Board to adopt a rights plan without prior shareholder approval shall be made by a committee comprised of all independent Directors.

Executive Sessions

The Corporate Governance Guidelines require the non-employee directors to meet in executive session without management present from time to time, and at least twice per year. Executive sessions are a normal part of the Board’s deliberations and activities. One of these meetings is devoted to the evaluation of the Chief Executive Officer and the recommendations of the Compensation and Benefits Committee regarding his compensation.

Presiding Director

The Board has an independent Presiding Director who serves as chair of the regularly conducted executive sessions of the Board and all other sessions at which the Chairman is not present. The Corporate Governance Guidelines were amended in 2006 to expand the responsibilities of the Presiding Director. The Presiding Director facilitates communication with the Board and, at the request of any independent director, serves as the liaison between the Chairman and the independent directors. When requested by any independent director or when the Presiding Director deems it appropriate, the Presiding Director can call meetings of the independent directors. The Presiding Director reviews and approves the agenda for each Board meeting and the nature and type of materials to be sent to the Board for each meeting based on that agenda. At least annually, the independent Directors shall evaluate the Board’s plan for agendas for each meeting in the upcoming year and the information provided at and in advance of meetings and shall discuss recommendations for any changes to that plan and information in executive session with the Presiding Director, who will communicate those recommendations to the Chairman.

The Presiding Director position is rotated on an annual basis among the Chairpersons of the Board’s three standing Committees. The Chairman of the Audit Committee, Ray J. Groves, filled the Presiding Director position vacated by C. Robert Kidder in October 2005 and will continue to serve as the Presiding Director through the date of the Annual Meeting of Shareholders in 2007, and the Chairman of the Compensation and Benefits Committee, Ellen M. Hancock, will serve as the Presiding Director thereafter until the 2008 Annual Meeting of Shareholders. The EDS Corporate Governance Guidelines provide that if the position of Chairman is held by an independent director, all duties and responsibilities assigned to the Presiding Director shall be performed by that independent Chairman.

Communications with the Board

Individuals may communicate with the Presiding Director by submitting an e-mail to BoardCommunications@eds.com or sending a written communication to the following address:

Presiding Director of the EDS Board

c/o Corporate Secretary

5400 Legacy Drive, Mail Stop H3-3A-05

Plano, Texas 75024

Communications intended for any other non-management director should also be sent to the above address. Further information regarding the procedures for communications with the Presiding Director is posted on our website at www.EDS.com/investor/governance/communication.aspx.

Director Resignation Policy

In February 2006 the Board amended the Corporate Governance Guidelines to provide that a nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than “for” his or her election will promptly tender his or her resignation to the Chairman of the Board. The Governance Committee will promptly consider such resignation and recommend to the Board whether to accept or reject it. In considering whether to accept or reject the tendered resignation, the Governance Committee will consider all factors deemed relevant by its members, including the stated reasons why shareholders “withheld” votes for election from such director, the length of service and qualifications of such director and the director’s contributions to EDS. The Board will act on the Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting when the election occurred. In considering such recommendation, the Board will review the factors considered by the Governance Committee and such additional information and factors the Board believes to be relevant. EDS will promptly publicly disclose the Board’s decision together with a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation.

Any director who tenders his or her resignation pursuant to this provision will not participate in the Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. If a majority of the members of the Governance Committee received a greater number of votes “withheld” than votes “for” their election at the same meeting, then the other independent directors will appoint a Board committee consisting of all or some of such other independent directors solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them.

Director Independence

The Board assesses the independence of each non-employee director not less frequently than annually in accordance with the EDS Corporate Governance Guidelines. Under the Guidelines for Assessing Independence of EDS’ Directors (the “Independence Guidelines”), a director cannot be independent unless the Board affirmatively determines that he or she has no material relationship with EDS, either directly or as a partner, shareholder or officer of an organization that has a relationship with EDS, and has none of the other relationships listed in the guidelines that would disqualify the director from being independent under the rules of the NYSE. As contemplated by the NYSE rules, the Board also adopted categorical standards to assist in determining whether any material relationship with EDS exists. Directors who have any of the relationships outlined in such categorical standards are considered to have relationships that require a “full facts and circumstances review” by the Board in order to determine whether it constitutes a material relationship with EDS for purposes of his or her independence. The Independence Guidelines, including such categorical standards, are posted on our website at www.EDS.com/investor/governance/independence.aspx.

In February 2006, the Board assessed the independence of each non-employee director under the Independence Guidelines. The Board determined, after careful review, that all non-employee directors (Mr. Dunbar, Mr. Enrico, Dr. Gillis, Mr. Groves, Ms. Hancock, Mr. Hunt, Mr. Kangas, and Mr. Yost) are independent. There were no relationships outlined in the categorical standards with any non-employee director that required a “full facts and circumstances review” by the Board.

In connection with its assessment of the independence of each non-employee director, the Board also determined that each member of the Audit Committee meets the additional independence standards of the NYSE and SEC applicable to Audit Committee members. Such standards require that the director not be an affiliate of EDS and cannot accept from EDS, directly or indirectly, any consulting, advisory or other compensatory fee, other than fees for serving as a director.

EDS Code of Business Conduct

EDS is committed to conducting its business ethically and with integrity. We believe that integrity is the sum of the ethical performance of the people of EDS and fosters successful long-term relationships with clients, a better overall work environment and a culture of compliance with both the letter and spirit of the law that ultimately brings value to our shareholders. The EDS Code of Business Conduct, first adopted over a decade ago, has been continually updated to reflect the values we expect of the directors, officers and employees of the entire EDS family of companies. Today the EDS Code of Business Conduct meets the standards for a “code of ethics” applicable to our principal executive officer, principal financial officer, and principal accounting officer or controller for purposes of the rules adopted by the SEC, and satisfies the requirements of the NYSE for a code of business conduct applicable to all directors, officers and employees. The EDS Code of Business Conduct is posted on our website at www.EDS.com/investor/governance/code.aspx. Shareholders may also request a copy of the Code of Business Conduct by writing EDS Investor Relations, 5400 Legacy Drive, Mail Stop H1-2D-05, Plano, Texas 75024, or by calling (888) 610-1122 or (972) 605-6661. We will disclose any amendment or waiver of a provision of the Code of Business Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or that relates to any element of the definition of a “code of ethics” under applicable SEC rules, as well as any amendment or waiver of the Code for any of our directors or any other executive officer, on our website at www.EDS.com/investor/governance/code.aspx not later than five business days following the date of the amendment or waiver.

Committees of the Board

The Board of Directors has established three Committees to assist it in discharging its responsibilities: the Audit Committee; the Compensation and Benefits Committee; and the Governance Committee. Each committee is composed entirely of independent directors. The Board has adopted a written charter for each committee. Copies of these charters are posted on our website at www.EDS.com/investor/governance/committee.aspx. Shareholders may also request a copy of any committee charter by writing EDS Investor Relations, 5400 Legacy Drive, Mail Stop H1-2D-05, Plano, Texas 75024, or by calling (888) 610-1122 or (972) 605-6661.

Audit Committee. The Audit Committee, which met 15 times in 2005, is composed of Ray J. Groves (Chair), W. Roy Dunbar, S. Malcolm Gillis and Edward A. Kangas. Mr. Dunbar was appointed to this committee in January 2005 and Dr. Gillis was appointed to this committee in October 2005. The Board of Directors has determined that Messrs. Groves and Kangas are audit committee financial experts within the meaning of SEC regulations, and that all members of the Audit Committee are independent within the meaning of the NYSE’s listing standards. The Audit Committee assists the Board in fulfilling its responsibilities for oversight of the integrity of EDS’ financial statements, EDS’ compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of EDS’ internal audit function and independent auditors. Among other things, the Audit Committee appoints and determines the compensation of EDS’ independent auditors; reviews and evaluates the performance and independence of the independent auditors; reviews the scope and plans for the external and internal audits; reviews and discusses reports from the independent auditors regarding critical accounting policies, alternative treatments of financial information and other matters; reviews significant changes in the selection or application of accounting principles; reviews the internal control report of management, any issues regarding the adequacy of internal controls and any remediation efforts; reviews legal matters that could materially impact EDS’ financial statements; reviews the EDS Code of Business Conduct to determine whether it complies with applicable law and discusses reports from the Office of Ethics and Business Conduct concerning compliance with the Code of Business Conduct; and reviews EDS’ guidelines and policies with respect to risk assessment and risk management. The Committee also reviews with management and the independent auditors EDS’ quarterly and annual financial statements and other public financial disclosures prior to their public release. The report of the Audit Committee is included below.

Compensation and Benefits Committee. The Compensation and Benefits Committee, which met 11 times in 2005, is composed of Ellen M. Hancock (Chair), Roger A. Enrico and R. David Yost. Mr. Enrico was appointed to this committee in February 2005 and Mr. Yost was appointed to this committee in October 2005. This committee reviews and approves annual goals and objectives relevant to the Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance against such goals and objectives. The committee also approves all salary and other compensation of our other executive officers and approves performance goals for all performance-based executive plans. It also reviews and approves all new benefit and equity compensation plans and programs, as well as amendments to existing plans and programs, and reviews and makes recommendations to the Board regarding director compensation.

Governance Committee. The Governance Committee, which met five times in 2005, is composed of Roger A. Enrico (Chair), Ellen M. Hancock and Ray L. Hunt. Mr. Hunt was appointed to this committee in February 2005. The Governance Committee develops, and makes recommendations to the Board for approval of, our policies and practices related to corporate governance, including the EDS Corporate Governance Guidelines. In addition, the committee develops the criteria for the qualification and selection of candidates for election to the Board, including the standards and processes for determining director independence, and makes recommendation to the Board regarding such candidates as well as the appointment of directors to serve on Board committees. The committee is also responsible for the development and oversight of the company’s director orientation and education programs. The committee recommends to the Board the election of the Chairman and the Chief Executive Officer, reviews the Chief Executive Officer’s recommendations regarding the election of other principal officers, reviews and develops with the Chief Executive Officer management succession plans, and makes recommendations regarding shareholder proposals. The procedures for submission by a shareholder of a director nominee or other proposal are described under “Shareholder Proposals and Nomination of Directors” below.

Director Qualifications

The Governance Committee will select nominees for director on the basis of their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and the likelihood that they will be able to serve on the Board for a sustained period. To be recommended by the Governance Committee for election to the Board, a nominee must also meet the expectations for individual directors set forth in the EDS Corporate Governance Guidelines, including understanding EDS’ businesses and the marketplaces in which it operates. In addition, a nominee must not have conflicts or commitments that would impair his or her ability to attend scheduled Board meetings or annual shareholders meetings, not hold positions that would result in a violation of legal requirements, and meet any applicable legal or regulatory requirements for directors of government contractors. In selecting nominees, the Governance Committee will also consider the nominee’s global experience, experience as a director of a large public company and knowledge of particular industries.

Identification and Evaluation of Director Candidates

The Governance Committee uses a variety of means for identifying nominees for director, including third-party search firms and recommendations from current Board members and shareholders. In determining whether to nominate a candidate, the Governance Committee considers the current composition and capabilities of serving Board members, as well as additional capabilities considered necessary or desirable in light of existing needs, and then assesses the need for new or additional members to provide those capabilities. In most instances, all members of the Governance Committee, as well as one or more other directors, will interview a prospective candidate. The Governance Committee will also contact any other sources, including persons serving on another board with the candidate, it deems appropriate to develop a well-rounded view of the candidate. Reports from the interview with the candidate and/or Governance Committee members with personal knowledge and experience with the candidate, information provided by other contacts, the candidate’s resume, and any other information deemed relevant by the Governance Committee will be considered in determining whether a candidate should be nominated.

In evaluating whether to nominate a director for re-election, the Governance Committee will consider the following: the director’s attendance at Board and Board Committee meetings; the director’s review and understanding of the materials provided in advance of meetings and other materials provided to the Board from time to time; whether the director actively, objectively and constructively participated in such meetings and in the company’s strategic decision-making process in general; the director’s compliance with the EDS Corporate Governance Guidelines; and whether the director continues to possess the qualities and capabilities expected of Board members discussed above. The Governance Committee will also consider input from other Board members concerning the performance and independence of that director. Generally, the manner in which the Governance Committee evaluates nominees for director recommended by a shareholder will be the same as that for nominees from other sources. However, the Governance Committee will also seek and consider information concerning the relationship between a shareholder’s nominee and that shareholder to determine whether the nominee can effectively represent the interests of all shareholders.

There are three nominees this year who had not previously been elected to the Board by shareholders. Edward A. Kangas was appointed to the Board in 2004. At the time of his appointment, the Board was divided into three classes, the terms of which expired alternately over a three-year period. The term of Mr. Kangas’ class was to expire in 2006. S. Malcolm Gillis and R. David Yost were appointed by the Board as directors in July 2005 and October 2005, respectively. Messrs. Kangas, Gillis and Yost were each appointed to the Board upon recommendation of the Governance Committee. Messrs. Kangas and Yost had been recommended to the Governance Committee by a third-party search firm. Dr. Gillis had been recommended to the Governance Committee by a non-management director.

Shareholder Proposals and Nomination of Directors

Shareholders may submit proposals, including director nominations, for consideration at future shareholder meetings.

Shareholder Proposals. For a shareholder proposal to be considered for inclusion in EDS’ proxy statement for the 2007 Annual Meeting of Shareholders, the written proposal must comply with the requirements of SEC Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

Electronic Data Systems Corporation

5400 Legacy Drive, Mail Stop H3-3A-05

Plano, Texas 75024

Fax: (972) 605-5610

Our 2007 Annual Meeting of Shareholders is currently scheduled for April 17, 2007. Under SEC rules, shareholder proposals to be considered for inclusion in EDS’ proxy statement for the 2007 Annual Meeting of Shareholders must be received by the Corporate Secretary not later than November 21, 2006.

Our By-laws provide for certain procedures that shareholders must follow to introduce an item of business at an annual meeting. These provisions, which are described under “By-law Procedures” below, are separate from and in addition to the SEC Rule 14a-8 requirements that a shareholder must satisfy to have a shareholder proposal included in our proxy statement.

Nomination of Director Candidates. The Governance Committee will consider candidates recommended by shareholders who beneficially own not less than 1% of the outstanding Common Stock. Eligible shareholders wishing to make such recommendations to the Governance Committee for its consideration may do so by submitting a completed “Shareholder Recommendation of Candidate for Director” form to the Secretary of the Governance Committee by e-mail to DirectorNominations@eds.com or by mail to the following address:

Secretary of the Governance Committee

Electronic Data Systems Corporation

5400 Legacy Drive, Mail Stop H3-3A-05

Plano, Texas 75024

This form is posted on our website at www.EDS.com/investor/governance/nominations.aspx. A copy of the form may also be requested from the Secretary of the Governance Committee. Eligible shareholders who wish to recommend a nominee for election as director at the 2007 annual meeting should submit a completed form not earlier than October 1, 2006, and not later than November 21, 2006. Generally, candidates recommended by an eligible shareholder will be evaluated by the Governance Committee under the same process described above. However, the Governance Committee will not evaluate a shareholder-recommended candidate unless and until the potential candidate has indicated a willingness to serve as a director, comply with the expectations and requirements for Board service described above and provide all information required to conduct an evaluation.

Shareholders who wish to nominate a person for election as a director at the next annual meeting may do so in accordance with the By-law procedures described below, either in addition to or in lieu of making a recommendation to the Governance Committee.

By-law Procedures. Our By-laws provide for certain procedures that shareholders must follow to introduce an item of business at an annual meeting or nominate persons for election as a director. These requirements are separate from and in addition to the SEC Rule 14a-8 requirements that a shareholder must satisfy to have a shareholder proposal included in our proxy statement. These requirements are also separate from the procedures described above that a shareholder must follow to recommend a director candidate to the Governance Committee. Generally, our By-laws require that a shareholder notify the Corporate Secretary of a proposal not less than 90 days nor more than 270 days before the scheduled meeting date. The notice must include the name and address of the shareholder and of any other shareholders known by such shareholder to be in favor of the proposal, as well as a description of the proposed business and reason for conducting the proposed business at the annual meeting. If the notice relates to a nomination for director, it must also set forth the name, age, principal occupation and business and residence address of any nominee(s), the number of shares of Common Stock beneficially owned by the nominee(s) and such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the SEC’s proxy rules.

Our By-laws are posted on our website at www.EDS.com/investor/governance. Shareholders may also contact the Corporate Secretary at the above address for a copy of the relevant By-law provisions.

Compensation of Non-employee Directors

Non-employee directors receive an annual cash retainer of $200,000 and an additional $15,000 for serving as chairperson of one of the Board’s three standing committees. No additional fees are paid for attending Board or Board committee meetings. Non-employee directors are also reimbursed for actual travel and out-of-pocket expenses incurred in connection with their service. Director compensation is paid in advance at the commencement of each annual director compensation period, which generally begins at the Annual Meeting of Shareholders in April. If a director’s Board service terminates prior to the end of the director compensation period, EDS does not seek to recover any portion of the cash retainer or additional chairperson fee paid in advance.

The Board believes it is important to align the interests of directors with those of shareholders and for directors to hold equity ownership positions in EDS that are meaningful in their individual circumstances. Accordingly, the Board strongly encourages all non-employee directors to elect to take a significant portion of their compensation in the form of EDS equity, and has adopted director stock ownership guidelines requiring directors to hold EDS equity valued at not less than $400,000 following a designated period.

Non-employee directors may elect to receive restricted stock in lieu of all or part of their annual cash retainer. Prior to the 2005/2006 director compensation year, directors had been able to elect to receive stock options and/or restricted stock in lieu of any part of their cash retainer, which awards would vest over future service periods. Under the 2003 Incentive Plan, awards that had not vested at the time of a non-employee director’s resignation are not forfeited if the Board has consented to such resignation. In 2005, the Board consented to the resignations of Richard Fisher, C. Robert Kidder and Solomon Trujillo and to Judith Rodin’s not seeking re-election to the Board, and the vesting of the following awards held by such persons was accelerated: Mr. Fisher – options to purchase 18,944 shares of Common Stock at $16.145 per share, one-third of which had been scheduled to vest on June 1, 2005, 2006 and 2007; Mr. Kidder – options to purchase 4,668 shares of Common Stock at $20.99 per share scheduled to vest on June 2, 2006, and 10,970 restricted stock awards scheduled to vest from May 2006 to May 2008; Mr. Trujillo – options to purchase 4,194 shares of Common Stock at $21.115 per share, one-third of which had been scheduled to vest on March 1, 2006, 2007 and 2008; and Dr. Rodin – options to purchase 1,333 shares of Common Stock at $54.19 per share, scheduled to vest on May 2, 2005, and options to purchase 2,666 shares of Common Stock at $20.99 per share, one-half of which had been scheduled to vest on June 2, 2005 and 2006.

Directors may defer, in a cash account or phantom stock account, all or a portion of their annual cash retainer until up to five years after separation from the Board pursuant to the Deferred Compensation Plan for Non-employee Directors. Compensation deferred to the cash account earns interest at a rate equal to 120% of the applicable federal long-term rate published by the IRS. Compensation deferred to the phantom stock account is deemed to have purchased shares of Common Stock on the effective date of the deferral at the then fair market value of the stock. EDS contributes to the director’s phantom stock account an additional 10% of the number of shares of Common Stock deemed to have been purchased. The number of shares credited to the phantom stock account is adjusted periodically to reflect the payment and reinvestment of dividends on the Common Stock.

EDS does not provide retirement benefits to non-employee directors. Upon conclusion of their Board service, charter members of the Board (who have served on the Board since 1996) receive a commemorative gift valued at approximately $3,500. Such gifts were furnished to Mr. Kidder and Dr. Rodin in 2005.

Report of the Audit Committee

The Audit Committee reviewed and discussed with management of the company and KPMG LLP, independent auditors for the company, the audited financial statements to be included in the Annual Report on Form 10-K for the year ended December 31, 2005.

The Audit Committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees”, as amended.

The Audit Committee received the written disclosures and the letter from KPMG LLP required by Independence Board Standard No. 1, “Independence Discussions With Audit Committees”, and has discussed with KPMG LLP its independence from the company.

In reliance on the reviews and discussions with management of the company and KPMG LLP referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

The Audit Committee reviewed management’s process to assess the adequacy of the company’s system of internal control over financial reporting and management’s conclusions on the effectiveness of the company’s internal control over financial reporting. The Audit Committee also discussed with KPMG LLP the company’s internal control assessment process, management’s assessment with respect thereto and KPMG LLP’s evaluation of the company’s system of internal control over financial reporting.

It is the responsibility of the company’s management to plan and conduct audits and determine that the company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. In giving its recommendation to the Board of Directors, the Audit Committee has relied on management’s representation that such financial statements have been prepared in conformity with generally accepted accounting principles, and the reports of the company’s independent accountants with respect to such financial statements.

Audit Committee

Ray J. Groves, Chair

W. Roy Dunbar

S. Malcolm Gillis

Edward A. Kangas

PROPOSAL 1: ELECTION OF DIRECTORS

Commencing this year EDS’ directors will be elected for a one-year term at each Annual Meeting of Shareholders. The Board of Directors proposes the ten nominees listed below for election as directors at the 2006 Annual Meeting. The directors will hold office from election until the next Annual Meeting of Shareholders or until their successors are elected and qualified. All director nominees, other than Dr. Gillis and Mr. Yost, have served as directors since the 2005 Annual Meeting. Dr. Gillis and Mr. Yost were appointed by the Board as directors in July 2005 and October 2005, respectively. If a director nominee becomes unavailable for election, the Board may substitute another person for the nominee, in which event your shares will be voted for that other person. The information below regarding the director nominees is as of March 1, 2006.

The Board of Directors recommends a vote FOR each director nominee.

W. Roy Dunbar, 44,

has been a director of EDS since 2004. He has been President Global Technology and Operations of Master Card International since September 2004. Mr. Dunbar had been president, intercontinental operations of Eli Lilly and Company, responsible for its Asia, Africa/Middle East, Latin America and the Confederation of Independent States operations from January 2004 to September 2004, and was a member of Eli Lilly’s senior management forum. He had served as vice president of information technology and chief information officer of Eli Lilly since 1999. Mr. Dunbar joined Eli Lilly in 1990. He is also a director of Humana Inc.

Roger A. Enrico, 61,

has been a director of EDS since 2000. He has been Chairman of the Board of DreamWorks Animation SKG, Inc. since October 2004 and is a former Chairman and Chief Executive Officer of PepsiCo, Inc. As Chairman of DreamWorks, he is involved in its investor relations, corporate strategic planning, marketing and promotional strategy, succession planning and employee development and oversees matters related to its corporate governance and Sarbanes-Oxley compliance. Mr. Enrico was Chief Executive Officer of PepsiCo, Inc. from April 1996 to April 2001, Chairman of the Board from November 1996 to April 2001, and Vice Chairman from April 2001 to March 2002. He joined PepsiCo, Inc. in 1971, became President & CEO of Pepsi-Cola USA in 1983, President & CEO of PepsiCo Worldwide Beverages in 1986, Chairman & CEO of Frito-Lay, Inc. in 1991 and Chairman & CEO of PepsiCo Worldwide Foods in 1992. Mr. Enrico was Chairman and CEO, PepsiCo Worldwide Restaurants, from 1994 to 1997. He is also a director of Belo Corporation, DreamWorks Animation SKG, Inc. and The National Geographic Society.

S. Malcolm Gillis, 65,

has been a director of EDS since 2005. He has served as Zingler Professor of Economics and University Professor at Rice University since June 2004. Dr. Gillis was President of Rice University from 1993 to June 2004. He is also a director of Halliburton Company, Service Corporation International and Introgen Therapeutics, Inc.

Ray J. Groves, 70,

has been a director of EDS since 1996. He served as Senior Advisor of Marsh Inc., the insurance brokerage and risk management subsidiary of Marsh & McLennan Companies, Inc., from October 2004 to October 2005, Chairman and Chief Executive Officer from July 2003 to October 2004, President and Chief Executive Officer from January 2003 to June 2003, and President and Chief Operating Officer from October 2001 to January 2003. Mr. Groves was Chairman of Legg Mason Merchant Banking, Inc. from March 1995 to September 2001. He retired as Chairman and Chief Executive Officer of Ernst & Young LLP in September 1994, which position he held since 1977. Mr. Groves is also a director of Boston Scientific Corporation and Overstock.com, Inc.

Ellen M. Hancock, 62,

has been a director of EDS since 2004. She was Chairman of Exodus Communications, Inc., a computer network and internet systems company, from June 2000 to September 2001, Chief Executive Officer from September 1998 to September 2001 and President from March 1998 to June 2000. Exodus filed a voluntary petition under Chapter 11 of the federal bankruptcy laws in September 2001. Ms. Hancock was Executive Vice President, Research and Development, Chief Technology Officer of Apple Computer Inc. from July 1996 to July 1997. She previously was Executive Vice President and Chief Operating Officer of National Semiconductor and a Senior Vice President and Group Executive of International Business Machines Corporation. Ms. Hancock is also a director of Aetna Inc., Colgate-Palmolive Company and Watchguard Technologies, Inc.

Jeffrey M. Heller, 66,

rejoined EDS in March 2003 as President and Chief Operating Officer and a director. He retired from EDS in February 2002 as Vice Chairman, a position he had held since November 2000. Mr. Heller served as President and Chief Operating Officer of EDS from 1996 to November 2000, Senior Vice President from 1984 to 1996, and Chairman of Unigraphics Solutions Inc. (then a subsidiary of EDS) from January 1999 to February 2001. He joined EDS in 1968 and has served in numerous technical and management capacities. Mr. Heller is also a director of Trammell Crow Company, Temple Inland Corp. and Mutual of Omaha.

Ray L. Hunt, 62,

has been a director of EDS since 1996. Mr. Hunt has been Chairman of the Board and Chief Executive Officer of Hunt Consolidated Inc. and Chairman of Hunt Oil Company for more than five years. He is a director of Halliburton Company and PepsiCo, Inc., a manager of Verde Group, LLC and Chairman of the Board of Directors of the Federal Reserve Bank of Dallas.

Michael H. Jordan, 69,

has been Chairman and Chief Executive Officer of EDS since March 2003. He was Chairman and Chief Executive Officer of CBS Corporation (formerly Westinghouse Electric Corporation) from July 1993 until December 1998. Prior to joining Westinghouse, Mr. Jordan was a principal with the investment firm of Clayton, Dubilier and Rice from September 1992 through June 1993, Chairman of PepsiCo International from December 1990 through July 1992 and Chairman of PepsiCo World-Wide Foods from December 1986 to December 1990. Mr. Jordan has been chairman of the board of directors of eOriginal, Inc. (electronic document services) since June 1999. He is also a director of Aetna Inc.

Edward A. Kangas, 61,

has been a director of EDS since 2004. He was Chairman and Chief Executive Officer of Deloitte Touche Tohmatsu from 1989 to 2000 and Managing Partner of Deloitte & Touche (USA) from 1989 to 1994. Mr. Kangas began his career as a staff accountant at Touche Ross in 1967, where he became a partner in 1975. After his retirement from Deloitte in 2000, Mr. Kangas served as a consultant to Deloitte until 2004. He is also the Chairman of the National Multiple Sclerosis Society and a director of Eclipsys Corporation, Hovnanian Enterprises Inc., Oncology Therapeutics Networks and Tenet Healthcare Corporation (for which he has served as non-executive Chairman since July 2003).

R. David Yost, 58,

has been a director of EDS since 2005. He has been a director and Chief Executive Officer of AmerisourceBergen Corporation, a pharmaceutical services company, since August 2001 and President of AmerisourceBergen from August 2001 to October 2002. Mr. Yost served as Chairman and Chief Executive Officer of AmeriSource Health Corporation from December 2000 to August 2001 and President and Chief Executive Officer of AmeriSource Health Corporation from May 1997 to December 2000. He held a variety of other positions with AmeriSource Health Corporation and its predecessors since 1974, including Executive Vice President – Operations of AmeriSource Health Corporation from 1995 to 1997.

Stock Ownership of Management and Certain Beneficial Owners

Stock Ownership of Directors and Executive Officers. The following table sets forth certain information regarding the beneficial ownership of Common Stock as of February 15, 2006, by each director and nominee for director, the Chief Executive Officer, the executive officers named in the Summary Compensation Table in this Proxy Statement, and all current directors and executive officers as a group. Each of the individuals/groups listed below is the owner of less than one percent of the outstanding Common Stock.

Name	Amount and Nature of Beneficial Ownership
W. Roy Dunbar	9,573(b)(c)
Roger A. Enrico	69,523(a)(b)
S. Malcolm Gillis	4,252 (b)
Ray J. Groves	80,789(a)(b)
Ellen M. Hancock	19,730(a)(b)(c)
Ray L. Hunt	139,323(a)(b)
Edward A. Kangas	11,339(b)
R. David Yost	10,112(b)
Michael H. Jordan	430,957(a)(c)(d)(e)
Jeffrey M. Heller	1,075,200(a)(c)(d)(e)
Charles S. Feld	336,278(a)(c)(d)(e)
Stephen F. Schuckenbrock	252,320(a)(c)(d)(e)
Robert H. Swan	540,732(a)(c)(d)(e)
Directors and executive officers as a group (16 persons)	3,219,882(a)-(e)

(a)	Includes shares of Common Stock which may be acquired on or before April 14, 2006, through the exercise of stock options as follows: Mr. Enrico—25,130 shares; Mr. Groves—30,049 shares; Ms. Hancock—6,914 shares; Mr. Hunt—36,283 shares; Mr. Jordan—373,834 shares; Mr. Heller—584,204 shares; Mr. Feld—238,887 shares; Mr. Schuckenbrock—191,665 shares; Mr. Swan—393,000 shares; and all directors and executive officers as a group—2,084,518 shares. Does not include shares subject to options vesting after April 14, 2006, regardless of whether such options may vest prior to that date if the share price appreciates to specified levels.

(b)	Includes compensation deferrals treated as phantom stock under the Non-Employee Director Deferred Compensation Plan as follows: Mr. Dunbar—8,614 shares; Mr. Enrico—4,227 shares; Dr. Gillis—4,252 shares; Mr. Groves—48,493 shares; Ms. Hancock—12,816 shares; Mr. Hunt—39,155 shares; Mr. Kangas—11,339 shares; and Mr. Yost—5,112 shares.

(c)	Excludes unvested restricted stock units granted under the 2003 Incentive Plan as follows: Mr. Dunbar—7,579 units; Ms. Hancock—5,663 units; Mr. Jordan—400,000 units; Mr. Heller—313,000 units; Mr. Feld—85,828 units; Mr. Schuckenbrock—63,622 units; Mr. Swan—56,141 units; and all directors and executive officers as a group—1,037,050 units. The units will vest (subject to earlier vesting based on EDS’ achievement of performance goals) during the period from 2005 through the earlier of normal retirement or 2009, subject to earlier vesting under the terms of agreements with certain executives described below.

(d)	Includes vested compensation deferrals treated as invested in Common Stock under the Executive Deferral Plan as follows: Mr. Jordan—6,692 shares; Mr. Heller—60,984 shares; Mr. Feld—6,081 shares; Mr. Swan—105,144 shares; Mr. Schuckenbrock—586 shares; and all executive officers as a group—192,131 shares.

(e)	Includes vested compensation deferrals treated as invested in Common Stock under the 401(k) Plan as follows: Mr. Jordan—431 shares; Mr. Heller—491 shares; Mr. Feld—319 shares; Mr. Schuckenbrock—285 shares; Mr. Swan—234 shares; and all executive officers as a group—5,586 shares.

Stock Ownership of Certain Beneficial Owners. Based on a review of filings with the SEC, we are aware of the following beneficial owners of more than 5% of the outstanding Common Stock at December 31, 2005:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Common Stock Outstanding
Dodge & Cox 555 California St., 40th Floor San Francisco, CA 94104	66,666,548	(a)	12.8%
Hotchkiss and Wiley Capital Management, LLC 725 S. Figueroa St, 39th Floor Los Angeles, CA 90017	56,115,902	(b)	10.8%
AXA Financial, Inc. (c) 1290 Avenue of the Americas New York, NY 10104	35,122,629	(c)	6.7%
State Street Bank and Trust Company 225 Franklin Street Boston, MA 02110	29,462,002	(d)	5.7%
Franklin Resources, Inc. (e) One Franklin Parkway San Mateo, CA 94403	26,189,555	(e)	5.0%

(a)	Dodge & Cox reported sole voting power over 62,589,048 shares, shared voting power over 659,000 shares, and sole dispositive power over all shares beneficially owned.

(b)	Hotchkiss and Wiley reported sole voting power over 42,889,602 shares and sole dispositive power over all shares beneficially owned.

(c)	A group comprised of AXA Financial, Inc. (including its subsidiaries Alliance Capital Management L.P. and AXA Equitable Life Insurance Company) and certain affiliated entities located in Paris, France, reported sole voting power over 19,765,796 shares, shared voting power over 3,670,367 shares, sole dispositive power over 35,093,621 shares and shared dispositive power over 29,008 shares.

(d)	State Street reported sole voting power over 13,810,682 shares, shared voting power over 15,651,320 shares, and shared dispositive power over all shares beneficially owned.

(e)	Investment advisory subsidiaries of Franklin Resources, Inc. (including Templeton Global Advisors Limited) and its principal shareholders Charles B. Johnson and Rupert H. Johnson, Jr. reported sole voting power over 24,839,622 shares, sole dispositve power over 26,139,653 shares, and shared dispositive power over 51,902 shares.

Executive Compensation and Other Information

Compensation and Benefits Committee Report on Executive Compensation

The Compensation and Benefits Committee of the Board of Directors (the “Committee”) determines the compensation of EDS’ Chief Executive Officer (“CEO”) and other executive officers and oversees the administration of the company’s compensation and benefit plans for all employees of EDS. The Committee reviews and approves all salary, equity-based compensation and other remuneration or benefits for executive officers, including the performance goals for any performance-based incentive plans in which executive officers participate. In addition, the Committee annually reviews and approves corporate goals and objectives related to the CEO’s compensation, evaluates the CEO’s performance in light of such goals and objectives and sets the CEO’s compensation based on such performance. Each member of the Committee is an independent director, and no former employees of EDS serve on the Committee. The Committee met eleven times in 2005 and routinely reported to the Board on its activities.

Executive Compensation Philosophy

We are committed to paying executive officers performance-oriented compensation competitive with the market in which EDS competes for talent. Our primary goal is to create sustainable shareholder value by attracting and retaining accomplished and high potential executives and motivating and rewarding those executives for achievement of our short- and long-term goals and objectives.

The market for EDS’ executive talent is broader than the information technology (“IT”) services industry. Accordingly, we review survey data for two distinct comparator groups prepared by an independent third-party consulting firm. One group consists of large global corporations similar in revenue and/or market capitalization to EDS, most of which are outside the IT services industry, with a sector weighting similar to the composition of the S&P 500 companies. The second group consists of companies in the IT services and related industries, without regard to revenue or market capitalization. The Committee periodically reviews these comparator groups to ensure they are a representative cross-section of the companies with which EDS competes for executive talent often with the use of an independent expert.

Our strategy is to ensure the overall level of our salary, annual bonus opportunity and long-term incentive compensation is competitive with the 50th percentile compensation at peer companies. Moreover, because we believe it is important to place a significant portion of each executive officer’s total compensation at risk, we design our total compensation package to pay above the 50th percentile when EDS exceeds its goals and below the 50th percentile when EDS fails to meet its goals.

Components of Executive Compensation

In addition to benefit plans and programs generally available to all U.S. employees, the following are principal components of executive officer compensation:

•	base salary

•	annual bonus

•	long-term incentives

•	perquisites

•	retirement and other executive arrangements

Base Salary. We target base salaries for executive officers at the 50th percentile paid for similar positions by companies in the comparator groups described above. We review and approve base salaries annually relative to market survey data, individual performance and the executive’s contribution to EDS’ overall performance. An executive’s base salary may be higher or lower than the 50th percentile for his or her position depending on a combination of factors, including his or her performance, responsibilities and experience, and his or her annual bonus and long-term incentive opportunities as well as the value of any outstanding and unvested long-term incentive awards.

Annual Bonus. Annual bonus compensation reflects our philosophy that a significant portion of each executive’s annual compensation be contingent upon EDS’ performance during the year and the executive’s contribution to that performance. Annual target bonus opportunity is expressed as a percentage of an executive’s base salary. For 2005 performance, target bonus opportunity was 110 percent for the CEO, 100 percent for the President and 85 percent for Executive Vice Presidents. We establish the target bonus opportunity at the 50th percentile for similar positions by companies in the comparator groups described above. The amount of the actual bonus paid to an executive in respect of any year will vary from 0 to 200 percent of the target bonus based on company and individual performance.

The CEO and other executive officers were eligible for a bonus in respect of 2005 financial performance under a Corporate Bonus Plan (“CBP”) established under the 2003 Incentive Plan. The CBP, which also covers senior leadership employees who are not executive officers, replaced several annual bonus plans used for executive officers and other leadership groups prior to 2004, and allows for a common design across the organization. Bonus funding for 2005 was based on metrics and cascaded performance targets for corporate and functional or regional performance, with funding for executive officers based 100 percent on corporate performance and funding for other participants generally based 50 percent on corporate performance and 50 percent on functional or regional performance. Individual bonuses for executive officers were established based on actual company results, which were then adjusted +/- 50 percent based on our assessment of individual performance against specific objectives and goals established at the beginning of the performance year. These goals and objectives varied among executive officers depending upon the executive’s position and the operation or function for which he or she was responsible. The metrics and weights used for determining corporate performance were earnings per share (30%); free cash flow (40%); revenue (20%); and total contract value (TCV) of new business signings (10%). The metrics for regional performance included return on net assets (RONA), operating margin, revenue, TCV and customer loyalty.

In February 2006, we reviewed EDS’ 2005 financial results relative to the financial criteria we previously established under the CBP for 2005 performance. In accordance with the terms of the CBP, in establishing 2005 financial results for plan purposes, we adjusted reported results to reflect certain events, including gains and losses from divestitures, earnings and losses from discontinued operations, gains from reversed restructuring charges, and the impact of the settlement of shareholder litigation. Our goal in approving such adjustments was to ensure that any CBP payout aligned with management’s contribution to the ongoing operating performance of the company, and not penalize or reward them for extraordinary events. For 2005, the company’s performance achieved the target we established for annual revenue and exceeded the target for earnings per share, free cash flow and TCV. As a result, the CBP funded in aggregate at 103% of the targeted payout for executive officers. Although the bonus is payable in March 2006, because it will be paid in respect of 2005 performance, it is reported as 2005 bonus in the Summary Compensation Table included in this Proxy Statement.

Long-Term Incentives. Long-term incentive opportunities are an important and significant element of the total compensation package for EDS executives. Most stock-based awards to executives are made under the 2003 Incentive Plan (which authorizes awards of stock options, stock appreciation rights, restricted stock and other stock-based awards). In granting stock-based awards, we consider the long-term incentive compensation awarded for similar executive positions by the comparator groups, the number of unvested equity-based awards held by the executive, and the executive’s individual performance. The number of shares of common stock we make available through equity-based awards is also influenced by expected shareholder dilution attributable to our equity incentive programs.

The primary purpose of long-term incentive compensation is to encourage executives to improve the performance and value of the company and, ultimately, create shareholder wealth. Furthermore, we believe successful long-term incentive plans should require sustained performance in order for executives to be rewarded. These fundamental principles led us to reconsider the use of annual employee stock option grants. During 2004, the Committee launched a project with management to reconsider the company’s long-term incentive compensation strategy and review specific alternatives that would:

•	focus executives on long-term metrics that create sustained shareholder value;

•	address shareholder concerns regarding the use of stock options and shareholder dilution;

•	more efficiently align the program cost to EDS and perceived value of awards;

•	recognize the impact of the Financial Accounting Standards Board’s stock-based compensation expense recognition project;

•	attract and retain top executive talent globally; and

•	remain competitive with market changes in compensation practices.

As a result of this comprehensive review of our long-term incentive compensation strategy, beginning with the 2005 grant, executive officers were awarded one-half of their long-term incentive compensation in the form of nonqualified stock options that vest 100 percent three years from the grant date and one-half in the form of performance-vesting restricted stock units (“Performance RSUs”). For participants who are not executive officers, annual stock option grants were completely replaced with annual grants of Performance RSUs. Vesting of Performance RSUs for executive officers can range from 0 to 200 percent of their target Performance RSU award, while vesting for non-executive officer participants can range from 50 to 200 percent of their target award. Vesting of Performance RSUs for all participants will be tied to EDS’ performance as measured and weighted by operating margin (50%), net asset utilization (25%), and organic revenue growth (25%) over a three-year performance period. The performance period for the 2005 grant was the three-year period commencing on January 1, 2005. For the 2006 grant, the performance period will be the three-year period commencing on January 1, 2006. Following vesting of any Performance RSUs, a participant will be prohibited from selling 50 percent of the vested shares for a period of 12 months following the vesting date. With respect to stock options issued to executive officers, any options exercised within 12 months of vesting can only be exercised for shares and must be held for 12 months following the exercise date.

Perquisites. The Committee’s strategy is to limit the use of perquisites offered to executives. EDS provides two global executive perquisites: the Executive Physical Program designed to promote the executive’s physical health and well-being; and the Executive Financial Counseling Program intended to maximize the value of remuneration provided by EDS and minimize an executive’s time spent managing personal affairs.

Retirement and Other Executive Arrangements. EDS has generally entered into severance and change-in-control employment agreements with its executive officers. Such agreements have also been provided on a limited basis to senior executives who are not executive officers, either as approved by the Committee or within guidelines established by the Committee. Over the last two years, we have standardized the terms of new severance and change of control agreements, which now include a termination or “sunset” date which may not be extended without Committee approval. Additional information related to these and other arrangements with EDS’ “named executive officers” is set forth under “Employment Agreements” below. The Committee has also established a policy requiring shareholder approval for any future executive severance arrangements that provide benefits of 2.99 times annual cash compensation (base salary plus target bonus) or greater.

EDS also provides a Supplemental Executive Retirement Plan, or SERP, to the named executive officers, excluding the Chairman and Chief Executive Officer, and a small group of other U.S. executives. In 2005, we implemented a requirement that no new participants may be added to the SERP without approval of the Committee. It is our intent to limit additional participation in the SERP to extraordinary new hire and retention situations.

Stock Ownership Guidelines

We encourage stock ownership for executive officers and other executives and have implemented stock ownership guidelines expressed as a multiple of annual base salary.

Executive Level	Stock Ownership Multiple
CEO/President	5 times annual salary
COO/Executive Vice President	3 times annual salary
Senior Vice President	2 times annual salary
Vice President & General Manager	2 times annual salary
Division Vice President	2 times annual salary
Vice President (Level 3)	1 times annual salary

The stock ownership multiple must be achieved by the later of December 31, 2008, or five years from an executive’s change in status.

In addition to EDS’ long-term incentive compensation program, the company provides executives with other programs to accumulate EDS stock. These include a qualified employee stock purchase plan and the U.S. Executive Deferral Plan, a non-qualified deferred compensation plan, that allows executives to defer base salary and annual bonus compensation into deferred EDS stock units. The plan also provides a 401(k) make-up matching contribution, in the form of deferred EDS stock units, with respect to certain cash compensation deferred under the plan. Also, the Committee has the ability to award additional deferred stock units to executives under the plan.

Chief Executive Officer Compensation

EDS appointed Michael H. Jordan as Chairman and Chief Executive Officer in March 2003. The principal terms of Mr. Jordan’s employment arrangements are described under “Employment Agreements” below. To establish his compensation, we use the same principles as we do for other executive officers of the company, except as noted below, in addition to consideration of Section 162(m) of the Internal Revenue Code. We believe Mr. Jordan’s total compensation for 2005 is consistent with the size and mix of total compensation provided to CEOs of the comparator group companies and appropriate for his contributions during the year.

Base Salary. Mr. Jordan has been paid an annual base salary of $1,000,000 since joining EDS, but is eligible for increases at the Committee’s discretion. We have determined to continue Mr. Jordan’s base salary at that same level through 2006. Although market data suggests increasing his base salary, we believe it is more appropriate to place a greater emphasis on the long-term incentive component of his compensation package rather than increasing his base salary.

Annual Bonus. For 2005, Mr. Jordan was awarded a cash bonus of $1,500,000. We determined this payment was appropriate in light of his contributions to EDS’ achievements during 2005 in accordance with previously established criteria. These include the company’s improved earnings, cash flow and TCV, strengthened balance sheet, improved performance associated with certain contracts, and more competitive cost structure.

Long-Term Incentive Compensation. In March 2005, the Committee granted Mr. Jordan 250,000 Performance RSUs and 550,000 nonqualified stock options. This grant was determined based on our assessment of his performance, the total compensation value provided to other Chief Executive Officers at the peer comparator groups and our intent to place greater emphasis on the long-term incentive component of his compensation rather than base salary as noted above.

Section 162(m)

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation to the CEO and the four other most highly compensated officers in excess of $1 million per year, provided, however, that certain “performance-based” compensation may be excluded from such $1 million deduction limitation. Our goal is to structure annual bonus awards and long-term incentive compensation in a manner such that it qualifies as “performance-based” to the extent practicable. However, certain forms and amounts of compensation may exceed the $1 million deduction limitation from year to year. We anticipate the $1 million level will be exceeded with respect to the CEO and certain other executive officers.

The foregoing report on executive compensation is provided by the undersigned members of the Compensation and Benefits Committee of the Board of Directors.

Compensation and Benefits Committee
Ellen M. Hancock, Chair Roger A. Enrico R. David Yost

Summary Compensation Table

The following table sets forth information with respect to the compensation for the last three years of the Chief Executive Officer and each of the four other most highly compensated executive officers of EDS as of the end of 2005 (the “named executive officers”).

	Year	Annual Compensation			Long-Term Compensation Awards			All Other Compensation (D)
Name and Principal Position During 2005		Salary	Bonus	Other Annual Compensation (A)	Restricted Stock Awards (B)		Number of Options (C)
Michael H. Jordan Chairman of the Board and Chief Executive Officer	2005 2004 2003	$1,000,000 1,000,000 780,768	$1,500,000 1,100,000 540,000	$348,236 192,871 160,184	$	— — 2,337,000	550,000 1,100,000 1,040,500	$	— 3,075 38,651
Jeffrey M. Heller President	2005 2004 2003	808,333 775,000 546,538	876,000 735,000 344,933	96,312 — —		— — 779,000	188,000 300,000 275,870		— 78,188 32,240
Charles S. Feld Executive Vice President, Portfolio Development	2005 2004 2003	700,000 650,000 5,000	613,000 525,000	— — 942,071		— 550,965 2,791,076	99,000 369,838		— 33,024 —
Stephen F. Schuckenbrock Co-Chief Operating Officer and Executive Vice President, Global Sales & Client Solutions	2005 2004 2003	666,667 600,000 4,615	750,000 470,000	— — 706,551		— — 2,093,301	85,000 302,379		— 9,817 —
Robert H. Swan Executive Vice President and Chief Financial Officer *	2005 2004 2003	650,000 650,000 594,423	570,000 475,000 740,000	— — —		— — 3,000,000	75,000 200,000 293,000		1,207 134,824 131,569

*	Mr. Swan will resign from EDS effective March 15, 2006.

(A)	Other Annual Compensation: Other Annual Compensation consists of the following:

For Mr. Jordan: $185,276, $62,842 and $36,893 for personal use of corporate aircraft in 2005, 2004 and 2003, respectively (see below for valuation methodology); $62,774, $28,032 and $33,532 for reimbursement of financial planning and tax return preparation expenses in 2005, 2004 and 2003, respectively; and $100,186, $101,997 and $89,759 in 2005, 2004 and 2003, respectively, for a car and driver provided by EDS for ground transportation in the Dallas area. EDS has estimated Mr. Jordan’s personal use of such car and driver at 25% of total usage. However, the amount reported above reflects 100% of the total cost to EDS of such car and driver (including driver’s salary, vehicle lease cost, fuel expense and smaller variable costs).

For Mr. Heller: $88,812 for personal use of corporate aircraft in 2005; and $7,500 for reimbursement of financial planning and tax return preparation expenses in 2005.

For Messrs. Feld and Schuckenbrock: cash payment to satisfy tax withholdings related to restricted stock grants on December 30, 2003, in connection with the sale of their interest in Feld Partners Investments, L.P. to EDS.

Valuation of Personal Use of Corporate Aircraft: During 2005 EDS owned and operated three airplanes and a helicopter to facilitate business travel of senior executives in as safe a manner as possible and with the best use of their time. Mr. Jordan uses corporate aircraft for all air travel. Certain other named executive officers (and other key executives) use the corporate aircraft for business travel and on a very limited basis for personal travel. The value of personal aircraft usage reported above is based on EDS’ direct operating cost. This methodology calculates our incremental cost based on the average weighted cost of fuel, on-board catering, aircraft maintenance, landing fees, trip-related hangar and parking costs, and smaller variable costs. Since the corporate aircraft are used primarily for business travel, the methodology excludes fixed costs which do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip-related hangar expenses. On certain occasions, an executive’s spouse or other family member may accompany the executive on a flight. No additional direct operating cost is incurred in such situations under the foregoing methodology. EDS does not pay its executive officers any amounts in respect of taxes on income imputed to them for personal aircraft usage or, with respect to Mr. Jordan, personal use of the car and driver referred to above.

(B)	Restricted Stock Awards: The amount reported reflects the value of the following restricted stock awards, in each based on the closing price of the Common Stock on the grant date:

For Messrs. Jordan and Heller: 150,000 and 50,000 restricted stock units, respectively, awarded on March 20, 2003, upon commencement of their employment, which vest on the third anniversary of the grant date and may be sold in increments of one-third each on the vesting date and first and second anniversaries thereof.

For Messrs. Feld and Schuckenbrock: 113,875 and 85,406 shares of restricted stock, respectively, awarded on December 30, 2003, in connection with the sale of their interest in Feld Partners Investments, L.P. to EDS. See “Employment Agreements” below for the vesting terms for such restricted stock. For purposes of the acquisition agreement for such transaction, such awards were valued at $2,791,076 and $2,093,301, respectively.

For Mr. Swan: 92,564 restricted stock units and 92,564 deferred stock units, each granted on February 10, 2003, and vesting 25% annually on the first through fourth anniversaries of the grant date.

The restricted stock awards reported in this column do not include the Performance RSUs granted to the named executive officers in 2005 which are reported under “Long-Term Incentive Plan Awards in 2005” below. The following table sets forth the number and fair market value of unvested restricted stock, unvested Performance RSUs (based on target award) and deferred stock units held by the named executive officers as of December 31, 2005 (valued based on the $24.04 closing price of the Common Stock on December 30, 2005):

	Restricted Stock, Deferred Stock Units, and Performance Restricted Share Units Awarded By Year			Total Unvested Restricted Stock, Deferred Stock Units, and Performance Restricted Share Units Held as of 12/31/05
Name	2003	2004	2005	(#)	($)
Michael H. Jordan	150,000	—	250,000	400,000	9,616,000
Jeffrey M. Heller	50,000	—	83,000	313,000	7,524,520
Charles S. Feld	113,875	23,000	44,000	85,828	2,063,305
Stephen F. Schuckenbrock	85,406	—	38,000	63,622	1,529,473
Robert H. Swan	185,128	—	33,000	125,564	3,018,559

Dividends or dividend equivalents are paid on restricted and deferred stock units reported above in the amount and at the time dividends are paid on the Common Stock.

(C)	Options: The grants to Messrs. Feld and Schuckenbrock reported in this column include 269,838 and 202,379, respectively, options issued on January 9, 2004, in connection with the sale of their interest in Feld Partners Investments, L.P. See “Employment Agreements” below for the vesting and other terms of such options:

(D)	All Other Compensation: We provide the named executive officers with certain group insurance and other non-cash benefits generally available to all salaried employees, which are not reported in this column pursuant to SEC rules. The amounts reported in this column include the following:

•	For Mr. Jordan: matching award under the Executive Deferral Plan (“EDP”) of $35,651 for 2003; and matching contributions under the 401(k) Plan of $3,075 for 2004 and $3,000 for 2003.

•	For Mr. Heller: matching awards under the EDP of $75,113 for 2004 and $29,240 for 2003; and matching contributions under the 401(k) Plan of $3,075 for 2004 and $3,000 for 2003.

•	For Mr. Feld: matching award under the EDP of $30,836 for 2004; and matching contributions under the 401(k) Plan of $2,188 for 2004.

•	For Mr. Schuckenbrock: matching awards under the EDP of $6,742 for 2004; and matching contributions under the 401(k) Plan of $3,075 for 2004.

•	For Mr. Swan: matching awards under the EDP of $56,656 for 2004 and $33,899 for 2003; matching contributions under the 401(k) Plan of $3,075 for 2004 and $1,642 for 2003; reimbursement of relocation expenses of $75,093 for 2004 and $75,279 for 2003; and $20,749 for installation of a home security system for 2003.

Option Grants in 2005

The following table contains information regarding awards of stock options to the named executive officers in 2005 and the potential realizable value of such options. The hypothetical value of the options as of their grant date has been calculated using the Black-Scholes option pricing model based on the assumptions identified below. This model is only one method of valuing options, and the use of this model should not be interpreted as an endorsement of its accuracy or a forecast of possible future appreciation, if any, in the price of the Common Stock. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the Common Stock over the option exercise price at the time of exercise.

Name	Number of Securities Underlying Options Granted (a)	% of Total Stock Options Granted to Employees in 2005	Exercise or Base Price Per Share (b)	Expiration Date	Hypothetical Value at Grant Date (c)
Michael H. Jordan	550,000	37.54%	$20.665	03/31/12	$5,879,500
Jeffrey M. Heller	188,000	12.83%	20.665	03/31/12	2,009,720
Charles S. Feld	99,000	6.76%	20.665	03/31/12	1,058,310
Stephen F. Schuckenbrock	85,000	5.80%	20.665	03/31/12	908,650
Robert H. Swan	75,000	5.12%	20.665	03/31/12	801,750

(a)	These options were granted on March 31, 2005, and are scheduled to vest 100% on February 29, 2008. Exercise method limited to exercise for shares during the one-year period after vesting and, with respect to any shares issued upon exercise during the year following the vesting date, such exercised shares cannot be sold until the one-year anniversary of the exercise date.

(b)	Equals the average of the high and low trading price of the Common Stock on the date of grant.

(c)	Calculated using a variation of the Black-Scholes option pricing model based upon the following assumptions: estimated time until exercise of 5 years, volatility rate of 60.8%, risk-free interest rate of 4.2% and dividend yield of 1.0%.

Aggregated Option Exercises in 2005 and Option Values at December 31, 2005

The following table contains information about stock options exercised in 2005 by the named executive officers and the number and value of stock options held by such persons at December 31, 2005. In accordance with SEC rules, the value of unexercised options is calculated by subtracting the exercise price from $24.04, the closing price of the Common Stock on the New York Stock Exchange on December 30, 2005.

Name	Number of Shares Underlying Options Exercised	Value Realized	Number of Shares Underlying Unexercised Options		Value of Unexercised, In-the-Money Options
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael H. Jordan	—	—	40,500	2,650,000	$342,630	$10,665,000
Jeffrey M. Heller	—	—	500,870	1,238,000	218,860	2,895,000
Charles S. Feld	—	—	188,887	279,951	16,055	827,506
Stephen F. Schuckenbrock	—	—	141,665	245,714	12,042	778,536
Robert H. Swan	—	—	155,500	412,500	1,218,343	2,303,438

Long-Term Incentive Plan Awards in 2005

The following table contains information about Performance RSUs awarded to the named executive officers in 2005. Vesting of Performance RSUs can range from 0 to 200% of the named executive officer’s target Performance RSU award and is tied to EDS’ performance as measured and weighted by operating margin (50%), net asset utilization (25%), and organic revenue growth (25%) over a three-year performance period. The performance period for the Performance RSUs awarded in 2005 was the three-year period commencing on January 1, 2005. Following vesting of any Performance RSUs, the named executive officer will be prohibited from selling 50% of the vested shares for a period of 12 months following the vesting date. Performance RSUs are granted pursuant to the 2003 Incentive Plan.

Name	Number of Units Awarded	Performance Period	Estimated Future Payout Under Non-Stock Price-Based Plan
			Threshold (# shares)	Target (# shares)	Maximum (# shares)
Michael H. Jordan	250,000	2005-2007	0	250,000	500,000
Jeffrey M. Heller	83,000	2005-2007	0	83,000	166,000
Charles S. Feld	44,000	2005-2007	0	44,000	88,000
Stephen F. Schuckenbrock	38,000	2005-2007	0	38,000	76,000
Robert H. Swan	33,000	2005-2007	0	33,000	66,000

Retirement Plans

The following table indicates the estimated annual benefits payable as a single life annuity to the named executive officers, other than Mr. Jordan, upon normal retirement for the specified compensation and years of service classifications under the combined formulas of the Amended and Restated EDS Retirement Plan (the “Retirement Plan”), the EDS Benefit Restoration Plan (the “Restoration Plan”) and the EDS 1998 Supplemental Executive Retirement Plan (the “Supplemental Plan”). The Restoration Plan is a non-qualified, unfunded retirement plan intended to pay benefits to employees whose compensation and benefits under the Retirement Plan are limited under the Internal Revenue Code. The Supplemental Plan is also a non-qualified, unfunded retirement plan, intended to pay benefits to certain executive level employees whose benefits under the Retirement Plan are limited under the Internal Revenue Code. The Supplemental Plan benefit provides a target retirement income based on final average earnings (base salary plus bonus) during a 60 consecutive month period prior to retirement which is not affected by the statutory limits applicable to tax-qualified plans like the Retirement Plan. The amount of the target retirement benefit paid by the Supplemental Plan will be offset by the benefit payments received from the Retirement Plan and the Restoration Plan.

Estimated Annual Single Life Annuity Payable at Age 65

Final Average Earnings	Years of Service
	5	10	15	20	25	30
$500,000	$44,000	$89,000	$133,000	$177,000	$222,000	$266,000
$750,000	$67,000	$134,000	$202,000	$269,000	$336,000	$403,000
$1,000,000	$90,000	$180,000	$271,000	$361,000	$451,000	$541,000
$1,250,000	$113,000	$226,000	$339,000	$452,000	$565,000	$678,000
$1,500,000	$136,000	$272,000	$408,000	$544,000	$680,000	$816,000
$1,750,000	$159,000	$318,000	$477,000	$635,000	$794,000	$953,000
$2,000,000	$182,000	$364,000	$546,000	$727,000	$909,000	$1,091,000
$2,250,000	$205,000	$409,000	$614,000	$819,000	$1,023,000	$1,228,000
$2,500,000	$228,000	$455,000	$683,000	$911,000	$1,138,000	$1,366,000
$3,000,000	$274,000	$547,000	$821,000	$1,094,000	$1,368,000	$1,641,000

As of December 31, 2005, the final average earnings for the highest five consecutive years over the last 10-year period and the eligible years of credited service for the named executive officers, other than Mr. Jordan, were as follows: Mr. Heller, $2,605,565—36 years; Mr. Feld, $940,000—13 years; Mr. Schuckenbrock, $870,641—7 years; and Mr. Swan, $1,050,550—2 years. The salary and bonus for the most recent year considered in the calculation of final average earnings is found in the Summary Compensation Table above. Under the terms of his employment agreement, Mr. Swan was awarded an additional nine years of service for purposes of the Supplemental Plan that would have become effective for vesting and benefit calculation purposes when he attains age 55. However, because Mr. Swan will resign from EDS prior to vesting in the Supplemental Plan, he will not receive any benefit under that plan. Mr. Heller, who originally retired from EDS in 2002, continues to draw monthly benefits from the Retirement Plan, the Restoration Plan, and the Supplemental Plan of $9,903, $41,899 and $45,830, respectively, all payable as a 75% joint and survivor annuity, and may be eligible for increased benefit payments upon his subsequent retirement.

“Compensation” under the Retirement Plan generally refers to total annual compensation (up to $210,000 for 2005 as limited by the Internal Revenue Code), together with any salary reduction contributions to the EDS 401(k) Plan and EDS Flexible Benefits Plan, and excludes benefits under the 2003 Incentive Plan and extraordinary compensation (such as moving allowances). Effective July 1, 1998, the Retirement Plan was converted to a “cash balance” plan eliminating the final average earnings formula and replacing it with a career-average earnings formula. The annual benefit payable under the Supplemental Plan for normal retirement will generally equal (i) 55%

of the average of the participant’s total Compensation (based on the highest five consecutive years within the last 10 years of employment) less (ii) the maximum offset allowance that can be deducted from final average earnings. The resulting benefit is then offset by any benefit accrued under the Retirement Plan and the Restoration Plan. Supplemental Plan benefits are payable in the form of a single or joint survivor life annuity, unless otherwise elected, and can be reduced, suspended or eliminated at any time by the Compensation and Benefits Committee.

Mr. Jordan does not participate in the Supplemental Plan but does participate in the Retirement Plan and the Restoration Plan. Benefits under the Retirement Plan provide for accruals, which are expressed as monthly credits added to participants’ “personal pension accounts,” or PPA. The Restoration Plan provides for a supplemental benefit to employees equal to the amount they would have received under the Retirement Plan if compensation and annual accruals were not limited under the Internal Revenue Code. Under the Restoration Plan, EDS maintains a “restoration account,” or RA, reflecting benefit and interest credits made on behalf of a participant. Monthly credits are based on a participant’s credited years of service together with age, divided by 12. The resulting quotient is the monthly allocation percentage, which is multiplied by the participant’s monthly earnings to determine the monthly amount credited to the PPA and RA. Participants receive additional credits (i) if annual compensation exceeded $90,000 (Social Security wage base) and generally (ii) if the participant was hired or rehired by EDS after age 35. The following table indicates the estimated annual benefits payable upon retirement to Mr. Jordan for the specified compensation and years of service classifications under the Retirement Plan and the Restoration Plan. The table below shows the total credits added to Mr. Jordan’s PPA and RA in 2005, and the total PPA and RA credits as of December 31, 2005. The table also estimates the value of the December 31, 2005, PPA and RA balance converted to an annual single life annuity payable immediately. As of December 31, 2005, Mr. Jordan had two years of credited service for purposes of the Retirement Plan and Restoration Plan.

Name	Total PPA and RA Balance as of 12/31/04	Total PPA and RA Credits Added from 1/1/05 - 12/31/05	Total PPA and RA Balance as of 12/31/05	Total Estimated Annual Single Life Annuity as of 12/31/05
Michael H. Jordan	$312,156	$303,503	$615,659	$71,783

Employment Agreements

Michael H. Jordan. Mr. Jordan was appointed Chairman and Chief Executive Officer on March 20, 2003. Under the terms of his employment agreement now in effect, if his employment is involuntarily terminated without Cause (as defined), he voluntarily terminates his employment after his replacement as Chief Executive Officer is designated by the Board or becomes subject to Total Disability (as defined) or dies, he would be entitled, as his sole remedy, to a payment equal to the pro rata portion (through his termination date) of any cash bonus payable under EDS’ bonus plan if and at such time as payment is made to other plan participants, and immediate vesting of the stock options and restricted stock granted upon commencement of his employment, subject to the restrictions on exercise and sale described in the Summary Compensation Table above. However, if at any time he is involuntarily terminated for Cause or voluntarily terminates his employment before his replacement as Chief Executive Officer is designated by the Board, Mr. Jordan will not be entitled to receive any of the foregoing payments and will immediately forfeit all then unvested stock options and restricted stock.

Jeffrey M. Heller. Mr. Heller rejoined EDS as President and Chief Operating Officer on March 20, 2003. Under the terms of Mr. Heller’s employment agreement now in effect, if he is involuntarily terminated without Cause (as defined), voluntarily terminates his employment after Mr. Jordan’s replacement as Chief Executive Officer is designated by the Board or becomes subject to Total Disability (as defined) or dies, he would be entitled, as his sole remedy, to a payment equal to the pro rata portion (through his termination date) of any cash bonus payable under EDS’ bonus plan if and at such time as payment is made to other executives participating in that plan, and the immediate vesting of the stock options and restricted stock granted upon commencement of his employment, subject to the restrictions on exercise and sale described in the Summary Compensation Table above. However, if at any time Mr. Heller is involuntarily terminated for Cause or voluntarily terminates his employment before Mr. Jordan’s replacement as Chief Executive Officer is designated by the Board, Mr. Heller will not be entitled to receive any of the foregoing payments and will immediately forfeit all then unvested stock options and restricted stock. Mr. Heller’s agreement also provides that his service will not result in a decrease in the retirement benefit he had been entitled to receive from EDS at the time he rejoined the company.

Charles S. Feld and Stephen F. Schuckenbrock. Mr. Feld was appointed Executive Vice President - Portfolio Management and Mr. Schuckenbrock was appointed Executive Vice President – Global Sales & Client Solutions immediately following the purchase by EDS of The Feld Group, Inc. (“TFG”) in January 2004. Pursuant to an agreement with each executive dated December 30, 2003, Mr. Feld received an initial base salary of $650,000 and had an annual bonus target of 70% of his base salary, with a minimum bonus for 2004 of $455,000, and Mr. Schuckenbrock received an initial base salary of $600,000 and had an annual bonus target of 70% of his base salary, with a minimum bonus for 2004 of $420,000. In addition, EDS agreed to grant to each executive options to purchase 100,000 shares of Common Stock in connection with the company’s 2004 long-term incentive grant, which options would vest 100% in four years from the grant date with half eligible for vesting after 12 months and the other half after 24 months if the stock price increased from the grant price by 30% and 50% respectively. The agreements also provided for Messrs. Feld and Schuckenbrock to receive retention payments of $709,237 and $531,928, respectively, payable as follows: (i) one-third on the later to occur of the one-year anniversary of the executive’s hire date or the first date thereafter on which the closing trading price of the Common Stock exceeds $25.7463 (which amount was paid in February 2006); (ii) one-third on the later to occur of the two-year anniversary of the executive’s hire date or the first date thereafter on which the closing trading price of the Common Stock exceeds $27.0396 (which amount was also paid in February 2006); and (iii) one-third on the later to occur of the three-year anniversary of the executive’s hire date or the first date thereafter on which the closing trading price of the Common Stock exceeds $28.3808. In each case, payment is contingent on the executive’s remaining employed by EDS at the time of payment, unless his employment had been terminated by EDS without Cause or by him for Good Reason or due to death or Disability (as such terms are defined in the relevant award agreements).

Messrs. Feld and Schuckenbrock were limited partners of Feld Partners Investments, L.P., which held common stock and preferred stock of TFG. The purchase price for TFG included the following amounts paid or payable to Messrs. Feld and Schuckenbrock in respect of their interest in Feld Partners Investments, L.P.: (a) 113,875 and 85,406 shares, respectively, of restricted Common Stock, with a value of $2,791,076 and $2,093,301, respectively, as of the closing date, (b) options to purchase 269,838 and 202,379 shares of Common Stock, respectively, with an exercise price of $23.96 per share, (c) $578,301 and 433,726 in cash, respectively, and (d) $942,070 and $706,550 in cash, respectively, in respect of a portion of their federal income tax obligations arising out of the transaction. The restricted stock vests 40% on January 9, 2005, 30% on January 9, 2006, and 30% on January 9, 2007. The options have a five-year term and vest 8% on January 9, 2004, 32% on January 9, 2005, 30% on January 9, 2006, and 30% on January 9, 2007. If the executive’s employment is terminated for any reason other than termination by EDS without Cause (as defined), termination by the executive for Good Reason (as defined) or the executive’s death or disability, then the executive will forfeit all restricted stock and options that have not yet vested as of the date of termination. If the executive’s employment is terminated by EDS without Cause, or by the executive for Good Reason, then any restricted stock or options that are unvested as of the date of termination shall immediately become vested. The restricted stock and options are also subject to forfeiture in connection with certain indemnification obligations under the agreement pursuant to which EDS acquired TFG.

Robert H. Swan. Mr. Swan was appointed Executive Vice President and Chief Financial Officer effective February 10, 2003. Under the terms of his employment agreement, Mr. Swan received a $500,000 sign-on bonus and deferred and restricted stock grants reported for 2003 in the Summary Compensation Table above, and EDS agreed to award him a grant of at least 200,000 options at the same time and under the same terms as the 2004 long-term incentive grant. On December 21, 2004, we entered into an Executive Severance Benefit Agreement with Mr. Swan (which agreement was later amended on October 6, 2005) which replaced a prior severance agreement that had been scheduled to expire on December 31, 2004. Under the terms of this agreement, as amended, if Mr. Swan is involuntarily terminated without “cause” or resigns for “good reason” (as such terms are defined in the agreement) on or before December 31, 2008, he would receive a payment equal to two times the sum of his final annual base salary and annual performance bonus target for the year in which the termination occurred. In addition, a portion of the “target award” of any unvested performance based restricted stock units awarded to him in 2005 or thereafter (prorated based on the number of months of the performance period elapsed through the termination date) would be eligible for vesting at the end of the performance period based on EDS’ actual performance relative to pre-established targets. All other then outstanding equity-based awards will immediately vest and, with respect to options, become exercisable for one year following the date of termination. The agreement also provides for eligibility for up to $7,500 in financial counseling services for one year following the termination date and a waiver of premiums for health care coverage for up to 18 months.

Other Executives. EDS has also entered into Executive Severance Benefit Agreements with a limited number of other executives who are not “named executive officers.” Such agreements have terms generally similar to the agreement with Mr. Swan described above, but with severance payments ranging from one to two times the sum of the executive’s base salary and bonus target, depending on the executive. An officer entitled to receive benefits following a termination of employment under an Executive Severance Benefit Agreement or a Change of Control Employment Agreement described below may elect to receive benefits under either agreement, but not both.

Change of Control Employment Agreements

For purposes of the Change of Control Employment Agreements with the named executive officers described below, a “Change of Control” generally includes the occurrence of any of the following: (i) any person, other than exempt persons, becomes a beneficial owner of more than 50% of EDS’ voting stock; (ii) a change in a majority of the Board, unless approved by a majority of the incumbent board members; (iii) the approval by shareholders of a reorganization, merger or consolidation in which (x) existing EDS shareholders would not own more than 50% of the common stock and voting stock of the resulting company, (y) a person would own 50% or more of the common or voting stock of the resulting company or (z) less than a majority of the board of the resulting company would consist of the then incumbent members of the EDS Board; or (iv) the approval by shareholders of a liquidation or dissolution of EDS, except as part of a plan involving a sale to a company of which following such transaction (x) more than 50% of the common stock and voting stock would be owned by existing EDS shareholders, (y) no person (other than exempt persons) would own more than 50% of the common stock or voting stock of such company and (z) at least a majority of its board of directors would consist of the then incumbent members of the EDS Board. For purposes of Mr. Swan’s agreement, a “Potential Change of Control” generally includes: (i) the commencement of a tender or exchange offer that, if consummated, would result in a Change of Control; (ii) EDS entering into an agreement which, if consummated, would constitute a Change of Control; (iii) the commencement of an election contest subject to certain proxy rules; or (iv) the occurrence of any other event that the Board determines could result in a Change of Control.

In February 2004, at the request of the Compensation and Benefits Committee, Messrs. Jordan, Heller and Swan each agreed to amend the terms of their agreements to provide for the more restrictive definition of “Change of Control” described in the preceding paragraph. Prior to such amendments, a Change of Control would be deemed to have occurred for purposes of their agreements upon the acquisition by any person of more than 15% of EDS’ voting stock, rather than 50% as in the amended agreements. The agreements entered into with Messrs. Feld and Schuckenbrock described below also have the more restrictive definition of Change of Control. Although there remain in effect Change of Control Agreements with a small number of non-executive officers that have the prior, less restrictive definition of the term, it is the intent of the Compensation and Benefits Committee that any future agreements reflect the more restrictive definition of that term.

Michael H. Jordan and Jeffrey M. Heller. EDS has entered into a limited Change of Control Agreement with each of Mr. Jordan and Mr. Heller. Under the terms of those agreements, as amended, upon the consummation of a Change of Control all outstanding deferred and restricted stock and stock options held by them would immediately vest and be free of any restrictions on sale (other than the restrictions on sale covering the restricted stock and options awarded upon the commencement of their employment, which would continue), and such awards shall be exercisable for a period of one year from the accelerated vesting (or any longer term set forth in the applicable award). The Change of Control Agreements with Messrs. Jordan and Heller do not provide for the payment of any salary or bonus with respect to the period following the Change of Control. The agreements provide that the executives would be entitled to receive a payment sufficient to pay the after-tax cost of any excise tax due as a result of the Change of Control.

Charles S. Feld and Stephen F. Schuckenbrock. EDS has entered into a Change of Control Employment Agreement dated September 30, 2005, with each of Mr. Feld and Mr. Schuckenbrock which replaced agreements that had been scheduled to terminate on December 31, 2005. Under these agreements, which terminate on December 31, 2008, in the event of the occurrence of a Change of Control, the executive’s employment will be continued for an employment period of two years. Throughout the employment period, the executive will continue to receive the same base salary he was receiving immediately prior to the Change of Control and will remain eligible to receive bonuses and other short-term incentive compensation and participate in all long-term, stock-based and other incentive plans and welfare benefit plans generally available to peer executives until the end of the employment period. If during the employment period the executive’s employment is terminated by EDS other than for Cause or Disability, or by the executive for Good Reason, the executive may receive his unpaid salary through the date of termination and a lump sum payment equal to 2.99 times the sum of the executive’s final annual base salary and annual performance bonus target for the year in which he is terminated. In addition, all deferred and restricted EDS stock units and/or stock options awarded to the executive that are outstanding on the date of termination shall immediately vest, be free of any restrictions on sale or transfer and, with regard to all stock options (other than those awarded as part of the acquisition of TFG, which shall be exercisable for the period of time provided for in the applicable award) shall be exercisable for one year from the date of termination. See “Employment Agreements” above for a description of the terms of the options and restricted stock awarded as part of the acquisition of TFG. If the executive’s employment is involuntarily terminated for Cause, death or disability during the employment period, or the executive voluntarily terminates his employment other than for Good Reason,

EDS shall pay all accrued but unpaid salary through the date of termination and shall have no other severance obligations to the executive under this agreement. If any payment under this agreement is subject to federal excise taxes imposed on golden parachute payments, EDS will pay the executive an additional amount to cover any such tax payable by him as well as the taxes on such gross-up payment.

The foregoing agreements reflect significant revisions from the terms of Change of Control Employment Agreements entered into with executives prior to 2004, including the agreement with Mr. Swan described below. The Compensation and Benefits Committee intends that these agreements serve as the model for any future Change of Control Employment Agreements. Specifically, the new “model” agreement does not provide for an “employment period” to commence upon a Potential Change of Control but rather only upon the occurrence of a Change of Control. In addition, it does not provide for a “window period” following the Change of Control during which the executive could terminate his employment and still be entitled to benefits under this agreement (unless the executive terminates for good reason, which includes a reduction in base salary of more than 25% or requiring the executive to be based at a location more than 50 miles from his location prior to the Change of Control).

Robert H. Swan. EDS has entered into a Change of Control Employment Agreement with Mr. Swan dated February 4, 2003. That agreement included terms similar to agreements that had been entered into with executive officers and certain other persons prior to that time. Under that agreement, upon the occurrence of certain events involving a “Potential Change of Control” or a “Change of Control,” Mr. Swan’s employment will be continued for an “employment period” of three years. Following a Potential Change of Control, the employment period may terminate (but the agreement will remain in full force and a new employment period will apply to any future Change of Control or Potential Change of Control) if the Board determines that a Change of Control is not likely or Mr. Swan elects to terminate his employment period as of any anniversary of the Potential Change of Control. Throughout the employment period, Mr. Swan’s position, authority and responsibilities will not be diminished from the most significant held at any time during the 90-day period immediately prior to the commencement of the employment period, and his compensation will continue on a basis no less favorable than it had been during that period. The employment period may terminate (i) upon his death or after 180 days of continuing disability, (ii) at EDS’ option if he is terminated for Cause (as defined) and (iii) at Mr. Swan’s option for any reason during the 180-day period beginning 60 days after a Change of Control (a “window period”) or at any time for Good Reason (as defined). If during the employment period Mr. Swan’s employment is terminated by EDS other than for Cause or Disability, or by him for any reason during a window period or for Good Reason at any time, he may receive the following: (i) his then current salary and bonus throughout the remainder of the employment period; (ii) the cash value of his retirement and 401(k) benefits to the end of the employment period; (iii) under certain circumstances, a pro rata portion of the equity-based awards he would have received had his employment continued; and (iv) continued coverage under welfare benefit plans until the end of the employment period. In addition, all unvested equity-based awards will immediately vest and become exercisable, and their term will be extended for up to one year following termination of employment (or any longer exercise term set forth in the award). Mr. Swan may also elect to cash out equity-based awards at the highest price per share paid by specified persons during the employment period or the prior six months. In the event of Mr. Swan’s death (other than during a window period), his legal representatives will receive his then current salary for one year from the date of death and the continuation of welfare benefits until the end of the employment period. In addition, all equity-based awards will immediately vest and become exercisable for up to one year following death (or any longer period set forth in the award). Mr. Swan’s legal representatives may cash out equity-based awards at the highest price per share paid by specified persons during the employment period or the prior six months. Upon termination due to Disability, Mr. Swan would be entitled to receive the same amounts and benefits as would be provided upon death. If Mr. Swan’s employment is terminated, other than during a window period, by EDS for Cause or by him other than for Good Reason, he will be entitled to receive only the compensation and benefits earned as of the date of termination.

Certain Transactions and Relationships

In 2005 EDS retained Navigator Systems, Inc. (“Navigator”) to provide staff augmentation services related to EDS’ development of a Business Intelligence team to support its corporate initiatives of corporate metrics, analytics and dashboards. Such services were furnished pursuant to a Statement of Work executed in May 2005 and governed by the Professional Services Agreement between EDS and Navigator dated October 1, 1998, and amended on May 11, 2005. EDS paid Navigator an aggregate of $3,835,250 for such services in 2005 and expects to pay additional amounts for such services in 2006. Jon Feld, a son of Charles Feld, is a co-founder, director and Chief Executive Officer of Navigator and in 2005 held an approximately 20% ownership interest in Navigator. EDS retained Navigator for these services following a competitive bid process conducted by EDS’ purchasing organization that resulted in Navigator’s selection as the most competitive bidder. Management of this work was moved outside of Charles Feld’s organization in November 2005. Navigator was acquired by Hitachi Consulting Corporation in February 2006.

Charles Feld’s son, Kenny Feld, is an employee of EDS. Kenny Feld receives a base salary of $300,000 per year and received a bonus of $124,000 in respect of 2005 performance. In addition, he was awarded 10,000 Performance RSUs in connection with our 2005 long-term incentive grant. Charles Feld disclaims any interest in Kenny Feld’s compensation.

Pursuant to the provisions of our Bylaws and indemnification agreements with current and former directors and executive officers, fees and other expenses incurred by such persons in connection with the consolidated securities action, consolidated ERISA action, derivative suits and SEC investigation described in our Annual Report on Form 10-K are being advanced by EDS. In 2005, we advanced an aggregate of $2,377,562 for legal fees and expenses related to such matters on behalf of current and former directors and executive officers.

Compensation and Benefits Committee Interlocks and Insider Participation

None of the members of the Compensation and Benefits Committee are current or former officers or employees of EDS. No interlocking relationship exists between the members of our Board of Directors or our Compensation and Benefits Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required under the Exchange Act to file with the SEC reports of ownership and changes in ownership in their holdings of Common Stock. We assist such persons with these filings. Based on an examination of these reports and on written representations provided to EDS, we believe that all such reports were timely filed in 2005, other than a Form 4 filed on April 4, 2005, reporting the issuance of 623 shares on March 15, 2005, to Scot McDonald in respect of the deferral of his cash bonus under the Executive Deferral Plan, which filing was late due to the failure of the plan administrator to include such shares on its report to EDS.

Performance Graph

The following graph compares the cumulative total shareholder return on Common Stock, including reinvestment of dividends, for the last five fiscal years with the cumulative total return of the Standard & Poor’s 500 Stock Index and the Goldman Sachs Technology Services Index assuming an investment of $100 on January 1, 2001. This graph is presented in accordance with SEC requirements. You are cautioned against drawing any conclusions from this information, as past results are not necessarily indicative of future performance. This graph in no way reflects a forecast of future financial performance.

Notwithstanding any statement in any of our filings with the SEC that might incorporate part or all of any future filings with the SEC by reference, including this Proxy Statement, the foregoing Report of the Compensation and Benefits Committee on Executive Compensation and the above Performance Graph are not incorporated by reference into any such filings.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee has appointed KPMG LLP (“KPMG”) as EDS’ independent auditors for the year ending December 31, 2006. That firm has been EDS’ auditors since 1984. The Board of Directors is submitting the appointment of that firm for ratification at the Meeting. A representative of KPMG is expected to be present at the Meeting, will be available to respond to appropriate questions and will have the opportunity to make a statement, should he or she so desire.

Fees Billed by Independent Auditor

The following table shows the dollar amount (in millions) of the fees paid or accrued by EDS for audit and other services provided by KPMG in 2004 and 2005.

	2005	2004
Audit Fees	$19.0	$19.7
Audit-Related Fees	1.0	.8
Tax Fees	.4	1.1
All Other Fees	—	—

Total	$20.4	$21.6

Audit fees represent fees for services provided in connection with the audit of our consolidated financial statements, audit of our internal control over financial reporting, review of our interim consolidated financial statements, local statutory audits, accounting consultations and SEC registration statement reviews. Audit-related fees consist primarily of fees for audits of employee benefit plans and service organizations. Tax fees include fees for domestic and international tax consultations, and international tax return preparation. Other services principally include fees for ISO 9000/14000 compliance assessments and were less than $50,000 in both 2005 and 2004. KPMG rendered no professional services to EDS in 2005 or 2004 with respect to financial information systems design and implementation.

All audit services, audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee charter provides for pre-approval of any audit or non-audit services provided to EDS by its independent auditors. However, pre-approval is not necessary for non-audit services if: (i) the aggregate amount of all such non-audit services provided to EDS constitutes not more than 5 percent of the total fees paid by EDS to its independent auditors during the fiscal year in which the non-audit services are provided; (ii) such services were not recognized by EDS at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee. The Audit Committee may delegate to one or more of its members pre-approval authority with respect to all permitted audit and non-audit services, provided that any services pre-approved pursuant to such delegated authority shall be presented to the full Audit Committee at its next regular meeting.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG as independent auditors for 2006.

SHAREHOLDER PROPOSALS

Certain of the following shareholder proposals contain assertions regarding EDS that, in the judgment of the Board, are incorrect. Rather than refuting all of these inaccuracies, however, the Board has recommended a vote against these proposals for broader policy reasons as set forth following each proposal.

PROPOSAL 3: SHAREHOLDER PROPOSAL – DIRECTORS TO BE ELECTED BY MAJORITY VOTE

John Chevedden, as proxy for Ray T. Chevedden, has advised EDS that he intends to present the following resolution at the Meeting. The proposed resolution and supporting statement, for which EDS accepts no responsibility, are set forth below.

Resolved: Directors to be Elected by Majority Vote. Shareholders request that our Board of Directors initiate an appropriate process to amend our Company’s governance documents (charter or bylaws) to provide that director nominees be elected or re-elected by the affirmative vote of the majority of votes cast at an annual shareholder meeting.

Ray T. Chevedden, 5965 S. Citrus Ave., Los Angeles, Calif. 90043 submitted this proposal.

This proposal requests that a majority vote standard replace our Company’s current plurality vote. The new standard should provide that director nominees must receive a majority of the votes cast in order to be elected or re-elected to our Board.

To the fullest extent possible this proposal asks that our directors not make any provision to override our shareholder vote and keep a director entrenched who gets such a dismal vote on his or her performance or qualifications.

This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested governance change. For instance, our Board should address the status of incumbent directors who fail to receive a majority vote when standing for election under a majority vote standard and whether a plurality director election standard is appropriate in contested elections.

Fifty-four (54) shareholder proposals in 2005

Fifty-four (54) shareholder proposals on this topic won a significant 44% average yes-vote in 2005 through late-September – especially good since this is a new “first run” topic. The Council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommends adoption of this proposal topic. Additionally The Council is sending letters asking the 1,500 largest U.S. companies to comply with the Council’s policy and adopt this topic.

Directors to be Elected by Majority Vote

Yes on 3

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

Active shareholder participation in a well-designed process for the election of directors is important to EDS, and the Board of Directors has taken several actions towards this goal. Last year the Board recommended and shareholders approved amendments to the company’s Certificate of Incorporation and Bylaws to eliminate the classified Board structure. As a result, all directors are subject to election or re-election by the shareholders every year. The Governance Committee, which is composed solely of directors who are independent under EDS and NYSE guidelines, identifies and recommends to the full Board nominations of individuals for election as directors based on the specific criteria and qualifications contained in the EDS Corporate Governance Guidelines. Such Guidelines also provide for full and appropriate consideration by the Governance Committee of candidates for nomination suggested by shareholders.

The Board carefully considered the impetus behind the proposal and decided to adopt the director resignation policy described above under the heading “Corporate Governance and Board Matters – Director Resignation Policy.” Under this policy, a director who receives more “withhold” votes than “yes” votes in an uncontested election is required to tender his or her resignation for consideration by the Board. The Governance Committee will promptly consider such resignation and recommend to the Board whether to accept or reject it. In considering whether to accept or reject the tendered resignation, the Governance Committee will consider all factors deemed relevant by its members, including the stated reasons why shareholders “withheld” votes for election from such director, the length of service and qualifications of such director, and the director’s contributions to EDS. The full Board must act on the Governance Committee’s recommendation no later than 90 days following the date of the shareholder vote. This Board and Governance Committee process will be managed only by independent directors, and will exclude the director nominee at issue. EDS will promptly and publicly disclose the Board’s decision, together with a full explanation of how the decision was reached.

The majority vote proposal advanced is not, in the Board’s opinion, in the best interest of EDS and its shareholders because of the technical and practical difficulties it would create and because the proposal may not, in fact, achieve the proponent’s goal of electing directors by a majority vote and removing those directors who do not receive a majority vote. For example, if a director failed to receive a majority vote, under Delaware law and EDS’ governing documents the Board would have to decide whether to appoint a successor (which would not be elected by shareholder vote) or leave a vacancy, or, if the nominee were an existing director, permit the director to remain in office until the next annual shareholder meeting or expend the funds to hold a special meeting to elect a successor. In addition, this proposal could cause EDS to fail to be in compliance with NYSE listing requirements and SEC regulations regarding the independence of Audit Committee members if a director meeting the necessary qualifications does not receive sufficient votes to be elected or re-elected and there is not at that time another director meeting those qualifications.

The Board believes the director resignation policy, and the other measures outlined above, are responsive to concerns that shareholder views on directors could be overridden under certain circumstances, but also preserve flexibility for the Board to consider the facts and circumstances at the time of the election in considering whether to accept a director’s tendered resignation. While the law and best practices are in a state of flux, this flexibility is important to ensure that the Board can continue to operate in compliance with applicable legal and regulatory requirements.

The Board recognizes that there is current discussion among shareholders, governance experts and others on whether requiring majority voting in the election of directors is a worthy and workable goal and on how to address the concerns raised by a majority vote standard. Therefore, the Board will continue to monitor developments in this discussion. However, the Board believes that EDS’ current structure furthers the goal of promoting director accountability to shareholders while avoiding the “failed election” possibility and the possibility of non-compliance with SEC and NYSE requirements raised by the proposal.

Accordingly, the Board unanimously recommends a vote AGAINST this proposal.

PROPOSAL 4: SHAREHOLDER PROPOSAL - INDEPENDENT BOARD CHAIRMAN

John Chevedden, as proxy for William Steiner, has advised EDS that he intends to present the following resolution at the Meeting. The proposed resolution and supporting statement, for which EDS accepts no responsibility, are set forth below.

RESOLVED: Stockholders request that our Board of Directors change our governing documents (Charter or Bylaws if practicable) to require that the Chairman of our Board serve in that capacity only and have no management duties, titles, or responsibilities. This proposal gives our company an opportunity to cure our Chairman’s loss of independence should it exist or occur once this proposal is adopted.

William Steiner, 112 Abbottsford Gate, Piermont, NY 10968 submitted this proposal.

The primary purpose of our Chairman and Board of Directors is to protect shareholders’ interests by providing independent oversight of management, including the CEO. Separating the roles of Chairman and CEO can promote greater management accountability to shareholders and lead to a more objective evaluation of our CEO.

When one person acts as our Chairman and CEO, a vital separation of power is eliminated – and we as the owners of our company are deprived of both a crucial protection against conflicts of interest and also of a clear and direct channel of communication to our company through our Chairman.

54% Yes-Vote

Twenty (20) shareholder proposals on this topic won an impressive 54% average yes-vote in 2005. The Council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommends adoption of this proposal topic.

Progress Begins with One Step

It is important to take one step forward in our corporate governance and adopt the above RESOLVED statement since our 2005 governance standards were not impeccable. For instance in 2005 it was reported:

•	The Corporate Library (TCL), an independent investment research firm in Portland, Maine rated our company:

“F” in Shareholder Responsiveness (could be raised to a “D” or higher).

“D” in Accounting.

•	We had no Independent Chairman and not even a consistent Lead Director – Independent oversight concern.

•	Cumulative voting was not allowed.

•	Poison pill: Our board is still allowed to implement a poison pill, without shareholder approval, under vaguely described circumstances.

•	Mr. Jordan was rated a “problem director” by the Corporate Library because he chaired the executive compensation committee at Aetna, Inc. Aetna received a CEO Compensation rating of “F” by TCL.

I believe these less-than-best practices at our company reinforce the reason to adopt the above RESOLVED statement to improve our governance and increase shareholder value.

Moreover

It is well to remember that at Enron, WorldCom, Tyco, and other legends of mis-management and/or corruption, the Chairman also served as CEO. When a Chairman runs a company as Chairman and CEO, the information given to directors may or may not be accurate. If a CEO wants to cover up improprieties and directors disagree, with whom do they lodge complaints? The Chairman?

Independent Board Chairman

Yes on 4

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Board, after extensively considering the issue, has determined not to require the positions of Chairman and CEO to be separate or combined on a permanent basis. Instead, the Board believes it is in the best interests of EDS and its shareholders for the Board to make this determination based on what it considers to be best for EDS at any given point in time. The positions of Chairman and CEO are currently held by the same person based on the Board’s current view of the need for unified leadership and a single source of direction and strategy. The independent directors will continue to maintain appropriate checks and balances over the CEO, whether or not the positions of CEO and Chairman are combined. While the Board may separate the positions of Chairman and CEO in the future should circumstances change, it believes that implementing the proposal would deprive the Board of the flexibility to organize its functions and conduct its business in the most effective manner based on facts and circumstances existing from time to time.

As set forth in EDS Corporate Governance Guidelines, the Governance Committee and the Board will evaluate whether to combine the positions of Chairman and CEO when a new CEO is appointed and otherwise from time to time. Factors the Board will consider in determining whether to separate the two positions are based on the facts and circumstances existing at that time, including the need for a single source of direction and strategy, the availability of candidates among the independent directors with experience and characteristics to effectively serve as Chairman, the ability of senior executives to work effectively with multiple sources of authority, the relative benefits and detriments of such a separation for relations with EDS’ clients, the Board’s view of its ability to maintain appropriate checks and balances and the Board’s view of the CEO’s willingness to seek and accept direction and oversight by the Board.

The Board has considered the issue of whether to separate or combine the positions of CEO and Chairman several times. After considering the issue last year, the Board revised the Corporate Governance Guidelines to more clearly explain the policy not to separate the positions on a permanent basis and to provide significant detail regarding the responsibilities of the company’s independent Presiding Director, as further outlined below. This year, after receiving this proposal, the Board amended the Corporate Governance Guidelines to further enhance the Presiding Director’s duties. See “Corporate Governance and Board Matters – Presiding Director” above.

Currently, the Board has an independent Presiding Director who facilitates communication with the Board and presides over regularly conducted executive sessions or sessions where the Chairman is not present. The Presiding Director position is rotated annually among the Chairpersons of the Board’s three standing Committees. At the request of any independent director, the Presiding Director serves as the liaison between the Chairman and the independent Directors. When requested by any independent director or when the Presiding Director deems it appropriate, the Presiding Director can call meetings of the independent directors. The Presiding Director reviews and approves agendas for Board meetings as well as a description of the nature and type of information to be sent to the Board in advance of a particular meeting based on the meeting’s agenda. Each director is free to suggest items for the agenda and raise at any Board meeting subjects not on the agenda for that meeting. At least annually, the independent directors will evaluate the Board’s plan for meeting agendas and materials in the upcoming year. They will discuss recommendations for any changes in executive session with the Presiding Director, who will then communicate those recommendations to the Chairman. In addition, because the Board believes that shareholders and other interested individuals should be able to communicate directly with the Presiding Director, EDS describes on its website a method for submitting any such communication.

Whether or not the positions of CEO and Chairman are separated at any given time, the Board believes that having a strong, independent group of directors is important to good corporate governance. Currently, eight of ten members of the Board, including each member of the Board’s three standing committees, are “independent” under EDS and New York Stock Exchange guidelines. The independent directors hold regular and frequent executive sessions that take place without the Chairman or any other management director being present. In addition, the Board believes that the EDS Corporate Governance Guidelines ensure strong and independent directors will continue to provide effective strategic direction, oversight and control of EDS.

The Board believes that the company’s governance structure, including an independent Presiding Director who can act as a liaison between the Chairman and independent directors and with the ability to provide input on Board agendas and other information, makes it unnecessary to have an absolute requirement that the Chairman and CEO positions should be separate at all times. The Board believes that adopting such a rule would eliminate the Board’s flexibility to make this determination based on the circumstances at any particular point in time and therefore is not in the best interests of EDS and its shareholders.

Accordingly, the Board unanimously recommends a vote AGAINST this proposal.

ANNUAL MEETING OF SHAREHOLDERS OF

ELECTRONIC DATA SYSTEMS CORPORATION

April 18, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN

1. Election of Directors:	NOMINEES:	2. Ratification of appointment of auditors.	☐	☐	☐

☐ FOR ALL NOMINEES	☐ W. Roy Dunbar ☐ Roger A. Enrico ☐ S. Malcolm Gillis ☐ Ray J. Groves ☐ Ellen M. Hancock ☐ Jeffrey M. Heller ☐ Ray L. Hunt ☐ Michael H. Jordan ☐ Edward A. Kangas ☐ R. David Yost	3. Shareholder proposal entitled “Directors to be Elected by Majority Vote”.	☐	☐	☐
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES		4. Shareholder proposal entitled “Independent Board Chairman”.	☐	☐	☐
☐ FOR ALL EXCEPT (See instructions below)		This card also constitutes your voting instructions for shares held in the EDS 401(k) Plan, the EDS Puerto Rico Savings Plan, the GM Savings-Stock Purchase Program, the GM Personal Savings Plan, the Delphi Corporation Savings-Stock Purchase Program and the Delphi Corporation Personal Savings Plan, and the undersigned hereby authorizes the respective trustees/administrators of such plans to vote the shares held in the undersigned’s accounts. Generally, shares in any of these plans will NOT be voted unless this proxy (which constitutes your voting instructions) is returned, although unvoted shares in the EDS Puerto Rico Savings Plan may, and unvoted shares in the GM Savings-Stock Purchase Program and the Delphi Corporation Savings-Stock Purchase Program will, be voted in the discretion of the plans’ trustees. Unvoted shares in the EDS 401(k) Plan will be voted in the same manner and proportion as the shares of stock with respect to which voting instructions were received. Participants in the Plans mentioned above must complete, date, sign, and return their proxy card no later than 5:00 p.m. eastern time, April 16, 2006 for the shares represented by the proxy to be voted in the manner directed therein by the participant. Participants may attend the annual meeting; however, participants may NOT vote their shares at the meeting. Plan shares must be voted as described above.
INSTRUCTION:

A “FOR” vote will be to elect the named director(s) for a one year term.

To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

-		If you do not want to receive an Annual Report for this account, mark this box		☐

		Please check here if you plan to attend the meeting.		☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

EDS, 5400 Legacy Drive, Plano, TX 75024    |    972 605 6000

Take the Dallas North Tollway North to Tennyson Parkway. Exit and turn right on Tennyson. Follow to Parkwood and turn left. The EDS entrance is on the right. Proceed to the gate on the right for security check-in. After security clearance, turn left, then turn right up the driveway. Visitor/Guest parking is on the left and right sides of the building. For additional parking, drive under the archway and park on either side of the driveway. Enter the north side of the building where you will be directed to the EDS auditorium.

ELECTRONIC DATA SYSTEMS CORPORATION

PROXY/VOTING INSTRUCTION CARD for the Annual Meeting of Shareholders on April 18, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes Michael H. Jordan and Storrow M. Gordon, and each or either of them with power to appoint his or her substitute, to vote as Proxy for the undersigned at the Annual Meeting of Shareholders to be held at the offices of EDS, 5400 Legacy Drive, Plano, TX 75024 on April 18, 2006, at 1:00 p.m., or any adjournment or postponement thereof, the number of shares which the undersigned would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where the undersigned does not specify a choice.

(Continued and to be signed on the reverse side)

COMMENTS:

ANNUAL MEETING OF SHAREHOLDERS OF

ELECTRONIC DATA SYSTEMS CORPORATION

April 18, 2006

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible. - OR -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. - OR -	COMPANY NUMBER
ACCOUNT NUMBER
INTERNET - Access “www.voteproxy.com” and follow the on screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN

1. Election of Directors:	NOMINEES:	2. Ratification of appointment of auditors.	☐	☐	☐

☐ FOR ALL NOMINEES	☐ W. Roy Dunbar ☐ Roger A. Enrico ☐ S. Malcolm Gillis ☐ Ray J. Groves ☐ Ellen M. Hancock ☐ Jeffrey M. Heller ☐ Ray L. Hunt ☐ Michael H. Jordan ☐ Edward A. Kangas ☐ R. David Yost	3. Shareholder proposal entitled “Directors to be Elected by Majority Vote”.	☐	☐	☐
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES		4. Shareholder proposal entitled “Independent Board Chairman”.	☐	☐	☐
☐ FOR ALL EXCEPT (See instructions below)		This card also constitutes your voting instructions for shares held in the EDS 401(k) Plan, the EDS Puerto Rico Savings Plan, the GM Savings-Stock Purchase Program, the GM Personal Savings Plan, the Delphi Corporation Savings-Stock Purchase Program and the Delphi Corporation Personal Savings Plan, and the undersigned hereby authorizes the respective trustees/administrators of such plans to vote the shares held in the undersigned’s accounts. Generally, shares in any of these plans will NOT be voted unless this proxy (which constitutes your voting instructions) is returned, although unvoted shares in the EDS Puerto Rico Savings Plan may, and unvoted shares in the GM Savings-Stock Purchase Program and the Delphi Corporation Savings-Stock Purchase Program will, be voted in the discretion of the plans’ trustees. Unvoted shares in the EDS 401(k) Plan will be voted in the same manner and proportion as the shares of stock with respect to which voting instructions were received. Participants in the Plans mentioned above must complete, date, sign, and return their proxy card no later than 5:00 p.m. eastern time, April 16, 2006 for the shares represented by the proxy to be voted in the manner directed therein by the participant. Participants may attend the annual meeting; however, participants may NOT vote their shares at the meeting. Plan shares must be voted as described above.
INSTRUCTION:

A “FOR” vote will be to elect the named director(s) for a one year term.

To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

		If you do not want to receive an Annual Report for this account, mark this box		☐

		Please check here if you plan to attend the meeting.		☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.